 As filed with the Securities and Exchange Commission on May 25,  2011                                                                                                                                                                                             Registration No. (333-            )

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA FILMS TECHNOLOGY INC.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

3081
(Primary Standard Industrial Classification Code Number)

90-0707608
 (IRS Employer Identification No.)

Yunmeng Economic and Technological Development Zone
Firsta Road
Yunmeng County, Hubei Province
People’s Republic of China 432500
Telephone: 086 0712 4326146
Facsimile: 086 0712 4338866
(Address and telephone number of registrant’s principal executive offices)
__________________________

Peter J. Gennuso, Esq,
Gersten Savage, LLP
600 Lexington Avenue, 10th Floor
New York, NY 10022

Telephone (212) 752-9700
Facsimile (212)980-5192
 (Name, address and telephone number of agent for service)
__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated  filer or a smaller reporting company:

Large accelerated filer [ ]     Accelerated Filer [ ]      Non-accelerated filer   [ ]     Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	Registered (1)	offering price per share (3)	aggregate offering price	registration fee

Common stock, par value $0.0001	300,000 Shares (2)	$1.00	$300,000	$58.05

(1)
In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of additional shares of common stock that may be issued and resold pursuant to stock splits, stock dividends, recapitalization and other similar transactions.

(2)	Direct Public Offering.

(3)           There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated: May 25, 2011

China Films Technology Inc.
300,000 Shares of Common Stock
$1.00 per share
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This prospectus (“Prospectus”) relates to the offer and sale of  300,000 shares of common stock, $0.0001 par value per share, of China Films Technology Inc., a Nevada corporation (“China Films”, “we”, “us”, “our”, the “Company”).  This is our initial public offering. There are no securities being sold by existing security holders.

No public market currently exists for our securities or the shares being offered. We are offering for sale a total of 300,000 shares of common stock on a "self-underwritten" basis, which means the shares will be offered and sold by our officers and directors, without any commissions being paid to them for any shares sold. We do not intend to engage the services of an underwriter to sell any of the shares and there is no guarantee we will be able to sell all of the shares being offered. The shares are being offered at a fixed price of $1.00 per share for a period not to exceed 180 days from the date of this Prospectus (“Expiration Date”). The offering will be an “all-or-none” offering, which means we will need to sell all of the shares before we can use any of the proceeds. We intend to establish a separate bank account, where all proceeds from sales of shares will be deposited until the offering is sold out and the total offering amount of $300,000 is raised, at which time the funds will be transferred to our business account for use in our business operations. In the event we do not sell all of the shares and raise all of the proceeds before the Expiration Date of the offering, all monies collected will be returned promptly to the subscribers, without deductions or interest of any kind.

China Films Technology Inc. is a leading flexible film producer and flexible packaging solutions provider in the People’s Republic of China (“PRC”). We are principally engaged in the research and development, product design, manufacture, quality assurance, sales and distribution of high quality plastic film products in China.

BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND, PARTICULARLY, THE RISK FACTORS SECTION, BEGINNING ON PAGE 8.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities division has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Offering Price Per Share	Total Amount of Offering	Underwriting Commissions	Proceeds to us

Common Stock	$1.00	$300,000	$0.00	$300,000

This is a “best efforts”, “all-or-none” offering and, as such, we will not be able to spend any of the proceeds unless and until all shares are sold and all proceeds are received. We intend to hold all monies collected for subscriptions in a separate bank account until the total amount of $300,000 has been received or until the 300,000 shares being offered have been sold. At that time, the funds will be transferred to our business account for use in the implementation of our business plans. In the event the offering is not sold out prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

Our securities are not currently listed on any exchange. Immediately following completion of this offering, we plan to contact a market maker to apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB); however, we cannot guarantee that our application will be accepted or approved. As of the date of this filing, there have been no discussions or understandings between us, or anyone acting on our behalf, with any market maker regarding participation in a future listing of our securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated ___________________, 2011

SUMMARY OF PROSPECTUS

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 8.

In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” “CFTI” and the “Company” are to China Films Technology Inc. “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

General Information about Our Company

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011. We are a holding company that conducts business operations in Hubei Province in the People’s Republic of China. On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued as restricted securities under SEC Rule 144. As a result of the share exchange transaction, Expressco became our wholly-owned operating subsidiary in the PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

China Films Technology Inc. is a leading flexible film producer in the People’s Republic of China. Our product categories include packaging films, industrial films and specialty films. Our principal products include metallizable base films, transfer base films and specialty films which are widely used in consumer based packaging, imaging, electronics and electrical industries as well as magnetic products.

We also position ourselves as a flexible film solutions provider delivering customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products. We provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

At present, our revenues are derived from sale of packaging film products, industrial film products and specialty film products. In coming years, we expect to generate revenue from provision of flexible packaging solutions on a project-by-project basis.

Our production plant is located at the Yunmeng County Economic & Technological Development Zone of Hubei Province, the PRC with a total land area of 11,729.20 sq. meters and 145 employees. We currently operate one automated Brückner-made BOPET production line with a designed annual capacity of 15,000 tons to deliver differentiated product mix ranging from thickness of 8 microns to 75 microns. Brückner is one of the top manufacturers of world-advanced BOPET machines and equipment. We commenced our BOPET film production in May 2009.

Our Industry

According to an industry report published in 2009 by the U.S. Flexible Packaging Association, global packaging industry is estimated to be $505 billion, in which Western Europe and North America accounting for a majority of the world’s flexible packaging demand at 28% and 27%, respectively. Global flexible packaging market, being one of the fast-growing sectors, is estimated to be $52.2 billion with North America as the largest market, accounting for 32% of the market, followed by Europe (32%), Asia Pacific (28%), and Latin America (5%). The report also details that the two largest material segments of the global packaging industry are plastics (37%), and paper & board (36%). It is forecast that the U.S. flexible packaging industry will continue to produce outstanding packaging solutions for multiple products and uses and innovation will continue to drive the growth of the $25.9 billion flexible packaging industry.

Flexible packaging refers to bags, envelopes, pouches, sachets, wraps, etc., made of easily yielding materials such as film, foil, or paper sheeting which, when filled and sealed, acquires pliable shape. The flexible packaging industry experienced an estimated annual growth rate of 1.5% in 2007 and 2008, and has grown at a compound average growth rate (“CAGR”) of 3.4% from 1998 to 2008. Flexible packaging converters' expectations for the next three to five years are positive with revenue projected to increase slightly more than 3%, and volume to grow by approximately 3% per year.  Flexible packaging industry in China has been developing rapidly in recent years for two major reasons. Firstly, the enormous consumer capacity, brought about by the fast-growing Chinese economy; and secondly, the great leaps in production technologies made by the industry players as a whole.

BOPET, PET and BOPP are the raw materials suitable for many forms of flexible packaging, printing, laminating, aluminum-plating and other applications. Improvement in production techniques in recent decade has widened the scope of applications for PET in areas like synthetic fibre, film, bottle, etc.. BOPET film is recyclable and environmental friendly, and is widely used in optical and packaging areas. With excellent physical and chemical characteristics and properties, demand for BOPET has been growing substantially over the past ten years.

According to a research report by PCI Films Consulting Ltd. (“PCI”), a consulting firm in the United Kingdom specialized in petrochemicals industry, world BOPET film demand has grown by an average annual rate of 7.2% since 2004 and reached an estimated 2.4 million tons in 2009. The Central and East Asian region, which includes South Korea, Japan and China, remains the world’s largest producer and consumer of BOPET films accounting for 51% of total demand. Flexible packaging applications for BOPET film now account for 51% of world demand. Bouncing back from recessionary downturns in the world market in 2008 / 2009, the thin film market is expected to grow at an average rate of 9.2% per annum, over the next five years. BOPET film producers have invested in capacity to keep pace with demand growth and increased by 53% the size of the industry since 2004. New applications for BOPET films have emerged in recent years and will continue to drive growth at above average rates for the market as a whole. According to the forecasts of PCI, world demand for BOPET films will continue to grow by an average of 8.6% per annum to reach 3.7 million tons by 2014. Growth in Asian demand is expected to account for almost 80% of world growth over the next five years. Capacity additions announced and expected, will expand the world BOPET film industry by another 38% over the next five years with Chinese producers accounting for one third of the expected increases but thin film supplies will still be short.

Our Competitive Strengths

We believe the following strengths have contributed to our success as a leading flexible film producer and flexible packaging solutions provider and differentiate us from our competitors:

●	We have an established brand name for quality film products in the PRC.
●	We have an experienced management team with extensive industry experience.
●	We are equipped with the R&D expertise in BOPET technologies.
●	We provide customized flexible packaging solutions to our clients.

Corporate History and Structure

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011.  On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued as restricted securities under SEC Rule 144. As a result of the merger, Expressco became our wholly-owned operating subsidiary in the PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

Expressco was incorporated in the British Virgin Islands on January 4, 2010 as a limited liability company for the purpose of holding 100% equity interest in Huge Life Enterprises Limited (“HLEL”).

HLEL was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) on April 13, 2010 as a limited liability company. HLEL holds 100% equity interest in Yunmeng Debang Industrial Co., Ltd. (“YDIC”), which is a wholly foreign-owned enterprise under the laws of the People’s Republic of China and was incorporated on April 6, 2008. YDIC holds our licenses, intellectual properties and operations in the PRC.

The following diagram illustrates our current corporate structure:

Corporate Information

Our principal executive office is located at Yunmeng Economic and Technological Development Zone, Firsta Road, Yunmeng County, Hubei Province, PRC 432500. Our telephone number at this address is +86 0712-4326146.  Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.debangtech.com. The information contained on our website is not a part of this prospectus.

The Offering

Following is a brief summary of this offering.  Please see the Plan of Distribution section for a more detailed description of the terms of the offering.

Securities Being Offered:	300,000 shares of common stock, par value $0.0001.

Offering Price per Share:	$1.00

Offering Period:	The shares are being offered for a period not to exceed 180 days.

Net Proceeds to Our Company:	$300,000

Use of Proceeds:	We intend to use the proceeds to expand our business operations.

Number of Shares Outstanding Before the Offering:	58,400,000

Number of Shares Outstanding After the Offering:	58,700,000

Our officers, directors, control persons and/or affiliates do not intend to purchase any shares in this offering.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

RISKS ASSOCIATED WITH OUR COMPANY:

An increase in the prices of raw materials will lead to increased costs and may adversely affect our profit margins if we are unable to pass on such increases in costs to our customers

The main raw materials used in our production of BOPET film are polyethylene terephthalate (or PET) resin and additives, which respectively made up approximately 86.8% and 13.2% of our total cost of raw materials.

The PET resin is currently used as a raw material in China’s textile industry, and the market prices of PET resin may fluctuate due to changes in supply and demand conditions in that industry. Any sudden shortage of supply, or significant increase in demand, of PET resin and additives may result in higher market prices and thereby increase our cost of sales. The prices of PET resin and additives are, to a certain extent, affected by the price movement of crude oil.

However, the price of our major raw materials, PET resin, which are widely used in the textile industry in China, has not increased in line with the rising crude oil prices due to the dampened demand for PET resin from textile manufacturers in China as a result of the anti-dumping policy exerted by the US and European countries. There has been virtually no warning of these significant price spikes, and our ability to hedge against these fluctuations by either entering into long-term supply contracts or otherwise offsetting our exposure to these commodity price variations has been extremely limited. We currently have no hedging transactions in place with respect to PET resin or any other petroleum product.

If there is a significant increase in the cost of our raw materials and we are unable to pass on such increase to our customers on a timely basis or at all, our profit margins and results of operations will be adversely affected.

Rising Competition may materially affect our operation and financial conditions

We operate in a highly competitive and rapidly evolving field, and new developments are expected to continue at a rapid pace. Competitors may succeed by expanding their capacity or succeed in developing products that are more efficient, easier to use or less expensive than those which have been or are being developed by us that would render our technology and products obsolete and non-competitive. Any of these actions by our competitors could adversely affect our sales.

Additionally, several companies are developing similar and substitute products to address the same packaging field that we are targeting. These competitors may have greater financial and technical resources, productivity and marketing capabilities and facilities, and human resources, or they may have a better quality of products, service, and production cycle. The competition from these competitors may adversely affect our business.

An increase in competition could result in material selling price reductions or loss of our market share, which could have an adverse material impact on our operation and financial conditions.

Entry of new BOPET producers in the PRC may increase the supply of, and decrease the prices of, BOPET film in the industry, and hence lead to a decline in our profit margins

We believe that we are currently one of the few producers of BOPET film in the PRC with research and development capability and our past financial performance is attributable to our market position in the industry. Over time, there may be new entrants into our industry, whether as a result of increased access to the production technology of BOPET film or otherwise. Accordingly, we may experience increased competition and the entry of new BOPET producers will also lead to an increase in the industry supply of BOPET film resulting in more competitive pricing. We believe that our major competitors in the BOPET manufacturing market in the PRC are Dupont Hongji Films Foshan Co., Ltd, Zhejiang Ouya Film Co., Ltd, Fuwei (Shandong) Film Co., Ltd. and Yihua Toray Polyester Film Co., Ltd. We may have to price our products in response to competitive market conditions and this may lead to a decline in our profit margins. In the event that we are unable to compete successfully or retain effective control over the pricing of our products, our profit margins will decrease and, our revenues and net income may also decrease.

In addition, China has gradually lifted its import restrictions, lowered import tariffs and relaxed foreign investment restrictions after its entry into the World Trade Organization in December 2001. This can lead to increased competition from foreign companies in our industry, some of which are significantly larger and financially stronger than us. If we fail to compete effectively with these companies in the future, our current business and future growth potential would be adversely affected.

A significant portion of our revenue is derived from the flexible packaging industry in the PRC relating to the packaging of products in different industries

A significant portion of our revenue is currently derived from the production and sale of BOPET films. Our film products are largely used for the packaging in different industries like tobacco, cosmetics and pharmaceuticals, etc..  The demand for our film products is therefore indirectly affected by the demand in these industries.

Any decrease in the demand for our BOPET film will significantly affect our financial performance. Although demand for our BOPET film for packaging of pharmaceutical products, cosmetics, tobacco and alcohol has gradually been increasing, any unexpected decrease in demand of these products could result in a decline in the sales of our products and adversely impact our financial condition, business and operation.

We rely on key managerial and technical personnel and failure to attract or retain such personnel may compromise our ability to develop new products and to effectively carry on our research and development and other efforts

Our success to date has been largely attributable to the contributions of key management and experienced personnel, particularly Yongsheng Yang, our Chairman and Chief Executive Officer and Keng Swee Goh, our Chief Financial Officer. The loss of the services of Mr. Yang or Mr. Goh might impede the achievements of our development objectives and might damage the close business relationship we currently enjoy with some of our larger customers. We do not currently have any employment agreements with our Chief Executive Officer or our Chief Financial Officer. Our continued success is dependent, to a large extent, on our ability to attract or retain the services of these key personnel. We do not currently maintain key man insurance for any of our directors or officers.

Marketability of any of our new products is uncertain and low acceptance levels of any of our new products will adversely affect our revenue and profitability

The development of our products is based upon a complex technology, and requires significant time and expertise in order to meet industry standards and customers’ specifications. Although we have developed products that meet customers’ requirements in the past, there is no assurance that any of our research and development efforts will necessarily lead to any new or enhanced products or generate sufficient market share to justify commercialization. We must continually improve our current products and develop and introduce new or enhanced products that address the requirements of our customers and are competitive in terms of functionality, performance, quality and price in order to maintain and increase our market share. If our new products are unable to gain market acceptance, we would be forced to write-off the related inventory and would not be able to generate future revenue from our investment in research and development. In such event, we would be unable to increase our market share and achieve and sustain profitability. Our failure to further refine our technology and develop and introduce new products attractive to the market could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.

Our anti-counterfeit technology may not satisfy the changing needs of our customers.

With any anti-counterfeit product authentication technology, including the technology of our current and proposed products, there are risks that the technology may not successfully address all of our customers’ needs.

While we have already established successful relationships with Chinese customers with regard to our products, our customers’ ultimate needs may change or vary, thus introducing variables which may affect the ability of our proposed products to address all of our customers’ ultimate technology needs in an economically feasible manner.

Our growth strategy and future success depends upon commercial acceptance of products incorporating technologies we have developed and are continuing to develop. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

•	accurate technology and product selection;

•	timely and efficient completion of product design and treatment;

•	timely and efficient implementation of manufacturing processes;

•	product performance; and

•	product support and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technological trends in the industries in which we operate.

We may not be able to keep pace with rapid technological changes in the anti-counterfeit product industry.

The anti-counterfeit product authentication industry is a relatively new industry and market, especially in China and other parts of Asia, and continues to evolve in terms of customer/market needs, applications, and technology. We believe we have hired or engaged personnel and outside consultants who have experience and are recognized within the industry to be experts in the anti-counterfeit product authentication industry. With respect to technology, while we continue to seek out and develop “next generation” technology through acquisition, strategic partnerships, and our own R&D, there is no guarantee that we will be able to keep pace with technological developments and market demands in this evolving industry and market. Technological changes, process improvements, or operating improvements that could adversely affect us include:

•	development of new technologies by our competitors or counterfeiters;

•	changes in product requirements of our customers; and

•	improvements in the alternatives to our technologies.

We may not have sufficient funds to devote to R&D, or our R&D efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially affected.

We have, in the past, experienced and may, from time to time, experience negative working capital and we face risks associated with debt financing (including exposure to variation in interest rates)

We have a negative working capital of $8,415,953 as at March 31, 2011.  Our total short-term bank borrowing as of March 31, 2011 was $10,045,509 , which excludes  $5,935,983 as current portion of long-term  bank borrowings.  In the event that we default on all expired indebtedness, our lenders could foreclose on our assets. In the event that our assets are foreclosed upon, we will not be able to continue to operate our business.  Our obligations under our existing loans have been mainly met through the cash flow from our operations and our financing activities. We are subject to risks normally associated with debt financing, including the risk of significant increases in interest rates and the risk that our cash flow will be insufficient to meet required payment of principal and interest. In the past, cash flows from operations have been sufficient to meet payment obligations. There is however, no assurance that we will be able to continue to do so in the future. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows. In such event, we may consider additional bank loans, issuing bonds, or other forms of financing to satisfy our capital requirements. If any of the aforesaid events occur and we are unable for any reason to raise additional capital, debt or other financing to meet our working capital requirements, our business, operating results, liquidity and financial position will be adversely affected. For example, if we fail to get appropriate financing, it will negatively impact the investment in and the production of our new production line. In addition, if we do not obtain financing or have negative working capital, there is a possibility that we may not be able to perform our contracts with our suppliers as a result of our inability to pay them back. The foregoing factors may have an adverse effect on our operation.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property

We have applied for patents in respect of some of our processes, technologies and systems used in our business and these are pending approvals from the relevant PRC authorities. We may not be able to successfully obtain the approvals of the PRC authorities for our patent applications. Furthermore, third parties may assert claims to our proprietary processes, technologies and systems. These proprietary processes, technologies and systems are important to our business as they allow us to maintain our competitive edge over our competitors.

Our ability to compete in our markets and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

We rely on trade secrets and registered patents and trademarks to protect our intellectual property. We have also entered into confidentiality agreements with our management and employees relating to our confidential proprietary information. However, the protection of our intellectual properties may be compromised as a result of:

•	departure of any of our management members or employees in possession of our confidential proprietary information;

•	breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;

•	expiration of the protection period of our registered patents or trademarks;

•	infringement by others of our proprietary technology and intellectual property rights; or

•	refusal by relevant regulatory authorities to approve our patent or trademark applications.

Any of these events or occurrences may reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. The measures that we have put in place to protect our intellectual property rights will be sufficient. As the number of patents, trademarks, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, business entities in our industry may face more frequent infringement claims. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are unable to successfully defend our intellectual property rights, we may lose rights to technology that we need to conduct and develop our business. This will seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Furthermore, if third parties claim that our products infringe their patents or other intellectual property rights, we may be required to devote substantial resources to defending against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. There is a risk that we are unable to modify our products on commercially reasonable terms.

We may incur capital expenditures in the future in connection with our growth plans and therefore may require additional financing

To expand our business, we will need to increase our production capacities which will require substantial capital expenditures. Such expenditures are likely to be incurred in advance of any increase in sales. We cannot assure you that our revenue will increase after such capital expenditures are incurred as this will depend on, among other factors, our ability to maintain or achieve high capacity utilization rates. Any failure to increase our revenue after incurring capital expenditures to expand production capacity will reduce our profitability.

In addition, we may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to our shareholders. Additional debt financing may be required which, if obtained, may:

•	limit our ability to pay dividends or require us to seek consents for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to pursue our growth plan;

•
require us to dedicate a substantial portion of our cash flow from operations as payment for our debt, thereby reducing availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and/or

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us, if at all.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales

Our BOPET film products are manufactured solely at our production facility located in Yunmeng County Economic and Technological Development Zone in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production of BOPET film. Though our building, machinery and raw materials are currently insured, we could still incur liabilities that could reduce or eliminate the funds available for product development, or result in a loss of equipment and properties due to any possible calamity incurred.

We have long accounts receivable cycles and our liquidity and cash flows from operations will deteriorate if our accounts receivable cycles or collection periods continue to lengthen

Our revenues primarily consist of the sale of our BOPET film products. We recognize revenues from the sale of our products when significant risks and rewards of ownership have been transferred to the buyer. No revenue is recognized if there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods, or when the amount of revenue and costs incurred or to be incurred in respect of the transaction cannot be measured reliably.

However, we generally offer our customers in the PRC credit terms of up to 45 days. Our international sales are usually settled via letters of credit, which generally have payment terms of between 30 and 60 days.

While we permit our customers to pay in installments, our customers sometimes do not pay their installments as they come due and, in light of our need to maintain an ongoing relationship with these customers, it is difficult for us to improve their payment patterns.

We cannot assure you that our past allowance practice will not change in the future or that our allowance will be sufficient to cover defaults in our accounts receivable. Our liquidity and cash flows from operations will deteriorate if our accounts receivable cycles or collection periods continue to lengthen.

We are subject to the many risks of doing business internationally, including but not limited to the difficulty of enforcing liabilities in foreign jurisdictions.

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors. An investor would have the ability to effect service of process in any action against the Company within the United States. In addition, we are registered as a foreign corporation doing business in Hubei Province, PRC, and as such, are subject to the local laws of Hubei Province governing an investors’ ability to bring actions in foreign courts and enforce liabilities against a foreign private issuer, or any person, based on U.S. federal securities laws. Generally, a final and conclusive judgment obtained by investors in U.S. courts would be recognized and enforceable against us in the Hubei Province courts having jurisdiction without re-examination of the merits of the case.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in the PRC and all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Because all of our assets are located in the PRC, they may be outside of the jurisdiction of U.S. courts to administer if we become subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy.

All of our assets are located in China and all of our revenues are derived from our operations in China. As a result, any changes in the political climate and/or economic policies of the PRC government could have a significant impact upon our current and proposed future business operations in the PRC and our results of operations and financial condition.

Our business operations may be adversely affected by the current and future political and economic environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since the late1970s. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to successfully operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization; however, if the PRC significantly alters any of its current policies, with or without notice, it could have a substantial adverse effect on our results of operations and financial condition and could result in a total loss of any investment you make in our shares.

Our principal stockholder, who is also an officer and director of our Company, may have conflicts of interest which may not always be resolved favorably to our Company and our stockholders.

We operate our businesses in China through YDIC. Our chairman, CEO and principal shareholder, Mr. Yang, owns 3% of the equity interest in YDIC. Conflicts of interests between his duties to us and to YDIC may arise. We cannot assure you that if and when conflicts of interest arise, he will act in the best interests of our Company, or that any conflict of interest will be resolved in our favor. These conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us.  Our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to 2010. We have no control over whether our employees or other agents will or will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system-decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and/or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties that are unclear at this time. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a “foreign persons” or “foreign funded” enterprise under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of any PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and/or
•	requiring that we discontinue any portion or all or our business operations in the PRC.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards for foreign subsidiaries. As a result, we may experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This could result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Changes in interest rates could negatively impact our results of operations, stockholders’ equity (deficit) and fair value of net assets.

Our investment activities and credit guarantee activities expose us to interest rate and other market risks. Changes in interest rates, up or down, could adversely affect our net interest yield. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, either can rise or fall faster than the other, causing our net interest yield to expand or compress. For example, due to the timing of maturities or rate reset dates on variable-rate instruments, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets. This rate change could cause our net interest yield to compress until the effect of the increase is fully reflected in asset yields. Changes in the slope of the yield curve could also reduce our net interest yield.

Interest rates can fluctuate for a number of reasons, including changes in the fiscal and monetary policies of the federal government and its agencies, such as the Federal Reserve. Federal Reserve policies directly and indirectly influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. The availability of derivative financial instruments (such as options and interest rate and foreign currency swaps) from acceptable counterparties of the types and in the quantities needed could also affect our ability to effectively manage the risks related to our investment funding. Our strategies and efforts to manage our exposures to these risks may not be effective in the future, which could negatively impact our results of operations and the price of our common stock.

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA:

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate all of our revenues in China. Accordingly, our business, financial condition, results of operations and future revenue prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

• the higher level of government involvement;
• the early stage of development of the market-oriented sector of the economy;
• the rapid growth rate;
• the higher level of control over foreign exchange; and
• the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of security and surveillance investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

The PRC government exerts substantial influence over the manner in which we conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and any number of other unknown matters. The PRC central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or different interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China, or particular regions in China, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures. Any of these actions by the PRC government would severely and negatively impact our business operations and resulting revenues, which could result in a total loss of any investment you make in our shares.

Future inflation in China may inhibit economic activity and adversely affect our operations.

The Chinese economy has experienced periods of rapid expansion in recent years which has led to high rates of inflation and deflation.  This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China.  Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect our business operations.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the "current account," which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, the PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect the PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing, which could limit our business operations and impact our future revenues and financial condition.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into the operating our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice, which requires PRC residents to register with the competent local SAFE branch before using onshore assets or equity interests held by them to establish offshore special purpose companies, or SPVs, for the purpose of overseas equity financing. Under the SAFE Notice, such PRC residents must also file amendments to their registration in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. Moreover, if the SPVs were established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC resident stockholder of any SPV fails to make the required SAFE registration and amended registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV. Failure to comply with the SAFE registration and amendment requirements described above could also result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

In addition to the above risks, in many instances, we will seek to structure transactions in a manner that avoids the need to make applications or a series of applications with Chinese regulatory authorities under these new M&A regulations. If we fail to effectively structure an acquisition in a manner that avoids the need for such applications or if the Chinese government interprets the requirements of the new M&A regulations in a manner different from our understanding of such regulations, then acquisitions that we have effected may be unwound or subject to rescission. Also, if the Chinese government determines that our structure of any of our acquisitions does not comply with these new regulations, then we may also be subject to fines and penalties.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China enacted  a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008.  Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes.  The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries currently qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2009 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible. If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against any U.S. taxes we may owe.

New labor laws in the PRC may adversely affect our results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

Non-compliance with the social insurance and housing fund contribution regulations in the PRC could lead to imposition of penalties or other liabilities.

The PRC governmental authorities have enacted a variety of laws and regulations regarding social insurance and housing fund, such as the Regulation of Insurance for Labor Injury, the Regulation of Insurance for

Unemployment, the Provisional Insurance Measures for Maternity of Employees, Interim Provisions on Registration of Social Insurance, Interim Regulation on the Collection and Payment of Social Insurance Premiums, Regulations on Management of Housing Fund and other related laws and regulations. Pursuant to these regulations, all our PRC subsidiaries and variable interest entities have to obtain and renew the social insurance registration certificate and the housing fund certificate and make enough contributions to the relevant local social insurance and housing fund authorities for our PRC employees. Failure to comply with such laws and regulations would subject our PRC subsidiaries and variable interest entities to various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund authorities.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the RMB exchange rates may change going forward.

Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. At the holding company level, we rely entirely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditure more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our common stock.

We are subject to environmental laws and regulations in the PRC

We are subject to environmental laws and regulations in the PRC.  Our failure to fully comply with such laws and regulations will subject us to penalties and fines or damages. Although we are currently in compliance with the environmental regulations in all material respects, any change in the regulations may require us to acquire equipment or incur additional capital expenditure or costs in order to comply with such regulations. Our profits will be adversely affected if we are unable to pass on such additional costs to our customers.

RISKS ASSOCIATED WITH THIS OFFERING:

We may, in the future, issue additional Common Shares which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 300,000,000 Common Shares with par value of $0.0001 per share. The future issuance of our authorized Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders.  We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Common Stock held by our investors, and might have an adverse effect on any trading market for our Common Stock.

United States securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this Offering.

Secondary trading in Common Stock sold in this Offering will not be possible in any state in the U.S. unless and until the Common Stock are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying the Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the Common Stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for the Common Stock could be adversely affected.

We have not and do not intend to pay any cash dividends on our Common Stock, and consequently our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business.  We have not, and do not, anticipate paying any cash dividends on our Common Stock in the foreseeable future.  Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Any future trading market in our shares will be regulated by Securities and Exchange Commission Rule 15g-9 which established the definition of a “penny stock.”   The effective result being fewer purchasers qualified by their brokers to purchase our shares, and therefore a less liquid market for our investors to sell their shares.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase, if at all.

The market price of our shares may be volatile

Since we are entering the U.S. capital markets for the first time in connection with the offering, the market price for our shares is likely to be highly volatile and subject to wide fluctuations. This volatility will result in the market price for our shares fluctuating in response to factors such as:

•	variations in our operating results;

•	significant fluctuations in the price of crude oil in the international markets;

•	news regarding the new development of and new applications for BOPET films;

•	the environmental protection requirements of the PRC government, which increase demand for our BOPET products;

•	news regarding gain or loss of key personnel by us or our competitors;

•	announcements of competitive developments, acquisition or strategic alliances in our industry;

•	changes in earnings estimates or buy/sell recommendations by financial analysts;

•	operating and stock price performance of comparable companies;

•	potential litigation; and

•	the operating and stock price performance of other companies, other industries and other events or factors beyond our control.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our shares.

We are selling this offering without an underwriter and may be unable to sell any shares. Unless we are successful in selling all of the shares and receiving all of the proceeds from this offering, we may have to seek alternative financing to implement our business plans and you would receive a return of your entire investment.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and directors, who will receive no commissions. We will offer the shares to friends, relatives, acquaintances and business associates, however, there is no guarantee that we will be able to sell any of the shares.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this offering.

There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following completion of this offering to apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB); however, we cannot guarantee that our application will be accepted or approved and our stock quoted for sale.  The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities.   As of the date of this filing, there have been no discussions or understandings between YDIC or anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.  In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

You will incur immediate and substantial dilution of the price you pay for your shares.

Our existing stockholders acquired their shares at a cost of $ 0.07 per share, a cost per share substantially less than that which you will pay for the shares you purchase in this offering. Accordingly, any investment you make in the shares offered herein will result in the immediate and substantial dilution of the net tangible book value of those shares from the $1.00 you pay for them. Upon completion of the offering, the net tangible book value of your shares will be $0.169 per share, $0.827 per share less than what you paid for them.

Our officers and directors will continue to exercise significant control over our operations, which means as a minority shareholder, you would have no control over certain matters requiring stockholder approval that could affect your ability to ever resell any shares you purchase in this offering.

After the completion of this offering, our principal stockholders, of which our officers and directors are controlling principals, and our officers, directors and managers, collectively, will own approximately 52.4% of our common stock. Due to the controlling amount of that share ownership, our officers and directors will, directly and indirectly, have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect your ability to ever resell your shares. Their interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

If we do not comply with the state regulations in regard to the sale of these securities or find an exemption therefrom there may be potential limitations on the resale of your stock.

With few exceptions, every offer or sale of a security must, before it is offered or sold in a state, be registered or exempt from registration under the securities, or blue sky laws, of the state(s) in which the security is offered and sold. Similarly, every brokerage firm, every issuer selling its own securities and an individual broker or issuer representative (i.e., finder) engaged in selling securities in a state, must also be registered in the state, or otherwise exempt from such registration requirements. Most states securities laws are modeled after the Uniform Securities Act of 1956 ("USA"). To date, approximately 40 states use the USA as the basis for their state blue sky laws.

However, although most blue sky laws are modeled after the USA, blue sky statutes vary widely and there is very little uniformity among state securities laws. Therefore, it is vital that each state's statutes and regulations be reviewed before embarking upon any securities sales activities in a state to determine what is permitted, or not permitted, in a particular state. While we intend to review the blue sky laws before the distribution of any securities in a particular state, should we fail to properly register the securities as required by the respective states or find an exemption from registration, then you may not be able to resell your stock once purchased.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	our ability to protect our intellectual property rights;

•	expected growth of and changes in the PRC BOPET film industry and in the demand for BOPET film products;

•	projected revenues, profits, earnings and other estimated financial information;

•	our ability to maintain and strengthen our position as a leading provider of BOPET film products in China;

•	our ability to maintain strong relationships with our customers and suppliers;

•	our planned use of proceeds;

•	effect of competition in China on demand for and price of our products and services; and

•	PRC governmental policies regarding our industry.

The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors some of which are described under “Risk Factors” and elsewhere in this prospectus and include, among other things:

•	competition in the BOPET film industry;

•	growth of, and risks inherent in, the BOPET film industry in China;

•	uncertainty as to future profitability and our ability to obtain adequate financing for our planned capital expenditure requirements;

•	uncertainty as to our ability to continuously develop new BOPET film products and keep up with changes in BOPET film technology;

•	risks associated with possible defects and errors in our products;

•	uncertainty as to our ability to protect and enforce our intellectual property rights;

•	uncertainty as to our ability to attract and retain qualified executives and personnel; and

•	uncertainty in acquiring raw materials on time and on acceptable terms, particularly in view of the volatility in the prices of petroleum products in recent years.

These risks and uncertainties are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Assuming all of the shares being offered are sold, the gross proceeds to us will be $300,000.  We expect to disburse the proceeds in the priority set forth below, within the first 12 months after successful completion of this offering and receipt of the funds:

Proceeds to Us:	$ 300,000

Transfer Agent and filing fees	15,000
Accounting, Auditing and Legal	35,000
Marketing and distribution	50,000
Research and development of film technology and new products	50,000
Working Capital and general corporate purposes	150,000

Total Net Proceeds	$ 300,000

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us.  The price does not bear any relationship to our assets, book value, earnings or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

There are no warrants, rights or convertible securities associated with this Offering.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 31, 2011, the net tangible book value of our shares was $9,863,574, or approximately $0.169 per share, based upon 58,400,000 shares outstanding.

Upon completion of this Offering, but without taking into account any change in the net tangible book value after completion of this Offering other than that resulting from the sale of the shares and receipt of the total proceeds of $300,000, the net tangible book value of the 58,700,000 shares to be outstanding will be $9,863,574, or approximately $0.169 per share.  Accordingly, the net tangible book value of the shares held by our existing stockholders ( 58,400,000 shares) will be increased by $0.004 per share without any additional investment on their part. The purchasers of shares in this offering will incur immediate dilution (a reduction in the net tangible book value per share from the offering price of $1.00 per Share) of $0.827 per share.

After completion of the offering, the existing stockholder will own approximately 99% of the total number of shares then outstanding, for which it made cash investment of $3,984,347, or $0.07 per share.  Upon completion of the offering, the purchasers of the shares offered hereby will own approximately 1% of the total number of shares then outstanding, for which they will have made a cash investment of $300,000, or $1.00 per Share.

The following table illustrates the per share dilution to the new investors and does not give any effect to the results of any operations subsequent to March 31, 2011:

Price Paid per Share by Existing Stockholder	$0.07
Public Offering Price per Share	$1.00
Net Tangible Book Value Prior to this Offering	$0.169
Net Tangible Book Value After this Offering	$0.173
Increase in Net Tangible Book Value per Share Attributable
to cash payments from purchasers of the shares offered	$0.004
Immediate Dilution per Share to New Investors	$0.827

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid, and the average price per share paid by our existing stockholders and by new investors in this offering:

	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid

Existing Stockholders	$0.07	58,400,000	99%	$3,984,347
Investors in this Offering	$1.00	300,000	1%	$300,000

EXCHANGE RATE INFORMATION

Our reporting currency is the Renminbi because our business is primarily conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the rate certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.5519 to US$1.00, the rate in effect as of March 31, 2011. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On March 31, of 2011, the rate was RMB6.5519 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)

2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.7696	6.7691	6.6247	6.8328
Source: Federal Reserve Statistical Release

(1)
Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

SELLING SECURITY HOLDERS

Our current stockholders are not selling any of the shares being offered in this Prospectus

PLAN OF DISTRIBUTION

Offering will be Sold by Our Officers and Directors

 Upon effectiveness of the registration statement, of which this Prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best-efforts, all or none basis.  This Prospectus is part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with any underwriter, broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration provisions, as set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Our officers and directors will not register as broker-dealers to sell shares in this offering, pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

a.	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39)of the Act, at the time of their participation; and

b.
Our officers and directors will not be compensated in connection with  their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.
Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that  they (A) primarily performs, or  are intended primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are  not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have  not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

Terms of the Offering

The shares will be sold at a fixed price of $1.00 per share until completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable.

This offering will commence on the effective date of this prospectus and will continue for a period not to exceed 180 days

Deposit of Offering Proceeds

This is a “best effort”, “all or none” offering and, as such, we will not be able to spend any of the proceeds unless and until all shares are sold and all proceeds are received. We intend to hold all monies collected for subscriptions in a separate bank account until the total amount of $300,000 has been received or until the 300,000 shares being offered have been sold. At that time, the funds will be transferred to our business account for use in the implementation of our business plans.  In the event the offering is not sold out prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

Procedures and Requirements for Subscription

If you decide to subscribe for any shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us. Subscriptions, once received by us are irrevocable. All checks for subscriptions should be made payable to China Films Technology Inc. Investors can purchase the Stock in this offering by contacting the Company. All payments must be made in United States currency either by personal check, bank draft, or cashier’s check. There is no minimum subscription requirement. We expressly reserve the right to either accept or reject any subscription. All accepted subscription agreements are irrevocable. Any subscription rejected will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this Offering and in any subsequent trading market must be residents of such states where the Stock has been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 99% of our outstanding shares and the purchasers in this offering will own approximately 1%.

Preferred Stock

None.

Debt Securities

None.

Warrants and Rights

None.

Other Securities

None.

Market Information for Securities Other Than Common Equity

Not applicable.

American Depositary Receipts

Not applicable.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our consolidated financial statements for years ended December 31, 2009 and 2010 for our wholly-owned subsidiaries, as required and included in this prospectus, have been audited by HKCMCPA Company Limited, an independent registered accounting firm in Hong Kong. We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

Gersten Savage LLP has issued an opinion on the validity of the shares offered by this Prospectus, which has been filed as an Exhibit to this Prospectus with Gersten Savage LLP’s consent.

DESCRIPTION OF BUSINESS

General Information

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011. We are a holding company that conducts business operations in Hubei Province in the People’s Republic of China. On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), hereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued as restricted securities under SEC Rule 144. As a result of the share exchange transaction, Expressco became our wholly-owned operating subsidiary in the PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

China Films Technology Inc. is a leading flexible film producer in the People’s Republic of China. Our product categories include packaging films, industrial films and specialty films. Our principal products include metallizable base films, transfer base films and specialty films which are widely used in consumer based packaging, imaging, electronics and electrical industries as well as magnetic products.

We also position ourselves as a flexible film solutions provider delivering customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products. We provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

At present, our revenues are derived from sale of packaging film products, industrial film products and specialty film products. In coming years, we expect to generate revenue from provision of flexible packaging solutions on a project-by-project basis.

Our production plant is located at the Yunmeng County Economic & Technological Development Zone of Hubei Province, the PRC with a total land area of 11,729.2 sq. meters and 145 employees. We currently operate one automated Brückner-made BOPET production line with a designed annual capacity of 15,000 tons to deliver differentiated product mix ranging from thickness of 8 microns to 75 microns. Brückner is one of the top manufacturers of world-advanced BOPET machines and equipment. We commenced our BOPET film production in May 2009.

Corporate History and Structure

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011.  On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued as restricted securities under SEC Rule 144. As a result of the merger, Expressco became our wholly-owned operating subsidiary in the PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

Expressco was incorporated in the British Virgin Islands on January 4, 2010 as a limited liability company for the purpose of holding 100% equity interest in Huge Life Enterprises Limited (“HLEL”).

HLEL was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) on April 13, 2010 as a limited liability company. HLEL holds 100% equity interest in Yunmeng Debang Industrial Co., Ltd. (“YDIC”), which is a wholly foreign-owned enterprise under the laws of the People’s Republic of China and was incorporated on April 6, 2008. YDIC holds our licenses, intellectual properties and operations in the PRC.

The details of the Company, including Expressco and its subsidiaries are described below:

Name	Place of incorporation	Principal activities and	Particulars of	Effective
	and kind of legal	place of operation	issued/registered	interest
	entity		share capital	held

Expressco Investment	British Virgin Islands,	Investment holding in	50,000 issued	100%
Holdings Ltd.	a limited liability	HLEL	shares of US$1
(“Expressco”)	company		Each

Huge Life Enterprises Ltd.	Hong Kong,	100%-investment holding	10,000 issued	100%
(“HLEL”)	a limited liability	in YDIC	ordinary shares
	company		of HK$1 each

Yunmeng Debang	The PRC,	Manufacture and sales of	RMB40,000,000	N/A
Industrial Co., Ltd.	a limited liability	BOPET film products in the PRC
(“YDIC”)	company

Products and Services

We currently have product categories including packaging films, industrial films and specialty films. Our principal products are our high quality BOPET film products including metallizable base films, transfer base films, specialty films which are widely used in consumer based packaging (such as food, pharmaceutical, cosmetics, tobacco and alcohol industries), imaging (such as masking film, printing plates and microfilms), electronics and electrical industries (such as wire and cable warp, capacitors and motor insulation) as well as magnetic products (such as audio and video tapes). BOPET film has the unique properties of light-weight, non-toxic, odorless, transparent, glossy, temperature and moisture-resistant, and retains high barrier resistance, making it suitable for many forms of flexible packaging, printing, laminating, aluminum-plating and other applications. In addition, it retains high dielectric strength and volume resistance even at high temperatures, which are essential qualities for electrical and electronic uses. We market our products under our brand name “Debang”. Our products are mainly sold to packaging customers and distributors mainly in China.

Currently, our principal products include the following:

		% of Total Revenue
Product Name	Product Category	2009	2010

Metallizable base film	Packaging film	93.33%	73.46%
Transfer base film	Industrial film	2.72%	10.89%
Metallizable film	Packaging film	-%	9.66%
Others	Specialty films, other packaging films and other industrial films	3.95%	5.99%

Metallizable base film and Metallizable film
This is an aluminum plating base film that displays good thermal stability and tensile strength and provides good adhesion between film and aluminum layer. This is mainly used for vacuum aluminum plating for flexible plastic lamination.

Transfer base film
This film is used in tobacco labels, wine labels, high-grade food, medicine and other laser anti-counterfeit labels for anti-counterfeit purpose.

Matte film
Film with single or double matte surface, achieved by adding special additive to the base polymer and is used for printing, metallization, stamping and transfer metallization.

Printable base film
This is a highly transparent film that is corona treated on one side to provide excellent adhesion to ink. This is primarily used in printing and lamination.

We sell most of our film products to customers in the flexible packaging industry in the PRC in the coastal region of China. Our top five customers for the year ended December 31, 2010 were Hubei Shihong Matertial Science and Technology Co., Ltd., Haining Tian Yu Packaging Materials Co., Ltd., Shanghai Jinwu Industries Co., Ltd., Foshan Cailong Metalizing Packing Material Co., Ltd. and Jiangyin Lanteleisi Printing Co., Ltd.. None of our customers accounted for more than 10% of our total revenues in year 2010.

In addition, we are a flexible packaging solutions provider in China delivering integrated packaging solutions. We provide customized film and packaging solutions to clients mainly through our high quality BOPET film products. BOPET is a high quality plastic film produced by the biaxial oriented stretch technique. BOPET is a high-end flexible packaging material relatively new to the China market and its demand is expected to grow in line with the robust economic growth in China, especially the expanding consumer-based industries such as food, pharmaceutical, cosmetics, tobacco and alcohol industries. As an integrated solutions provider, we provide integrated services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

The Production Process

BOPET film is manufactured from the raw material namely, polyethylene terephthalate (PET) resin, which is a petrochemical product. BOPET film is produced by melting the granulated PET resin and extruding it into a flat sheet. This sheet is normally stretched to 1.0 to  1.5 times its original length, and then horizontally from  3.1 to  4.3 times its width, before being heat-set and finally wound into reels. The orientation process (stretching during the application of heat) gives the film its mechanical strength, barrier and optical properties (clarity and gloss). Our Brückner production line comprises a single extruder, which can produce single-layer BOPET film. Depending on the additives used, the films produced have varying physical and chemical properties. The main steps of our manufacturing process involve:

Drying, Dosing and Mixing
PET resin is dried, dosed and mixed with relevant additives to give the desired or customized characteristics and be ready for the extrusion process.

Extrusion
The mixed material is melted and plasticized to achieve the required homogenous state with the requisite characteristics. It is then filtered and transported to the die unit for casting.

Casting
The respective mixed materials are extruded from the die unit which produces a flat layered cast sheet and casted on the chill roll which is cooled by the pinning system.

Longitudinal Stretching
The cast sheet is then heated and stretched by machine direction before annealing the cast sheet, which is a process of heat-setting so as to control the shrinkage of the sheet after the vertical stretching.

Transversal Stretching
After the machine direction stretching, the cast sheet is horizontally stretched before annealing again.

Thickness Gauge and Pulling
The stretched sheet is trimmed and measured for thickness. For the production of base film for printing, the surface is treated by corona treatment. Corona treatment is the process which enables the BOPET film to become receptive to printing. At the pull roll station, continuous feedback on the thickness of the BOPET film is also relayed back to the die unit which therefore ensures consistency in the thickness of the BOPET film.

Rewinding
The final BOPET film is then wound up into metal rolls by the winder.

Slitting
The wound BOPET film is then unwound from the metal rolls, divided to the requisite width and length, and wound again into paper core for delivery to customers.

The following chart shows the key procedures of the production process:

Raw Materials
Drying
Dosing and Mixing
Additives
Finished Products
Slitting
Extrusion
Pulling
Rewinding
Casting
Thickness Gauge
Transverse Stretching
Longitudinal Stretching

Research and Development

We are one of the few BOPET film packaging solutions providers in the PRC with research and development capability. Currently our R&D team consists of 6 research staff and is fully supported by a 40-staff R&D team of the Firsta Group (“Firsta”) as we are a member company under the Firsta Group. We are leveraged on Firsta’s expertise and resources to develop our new technologies and film materials, improve our product quality and diversify our product range. Firsta’s R&D team has a wide spectrum of expertise covering electrical and mechanical design of new materials, automation control, printed packaging, polymer chemistry, laser holography, anti-counterfeiting chemicals, additives as well as computer software development. Firsta’s R&D center is in close proximity to our production site and is currently led by 10 doctorate scientists specialized in Material Chemistry.

R & D Affiliates

Dr. Zu-shun Xu is the Chief Specialist of the Post-doctoral Industrial Base of the Firsta Group as well as the Head of Polymer Materials R&D Center, a government subsidized entity. Dr. Xu is specialized in Polymer Chemistry and Physics and was engaged by Oklahoma State University in the United States in his post-doctoral research. Since 1990, Dr. Xu chaired or participated in a number of key research projects for the Ministry of Science and Technology of the People’s Republic of China, the former Ministry of Chemical Industry, the Ministry of Education, Science and Technology Department of Hubei Province, Hubei Province Department of Education, Science and Technology Bureau of Wuhan City Natural Science Foundation. Dr. Xu has published 65 academic theses in Polymer Chemistry at home and abroad. He was also awarded two prizes in scientific achievements in China.

Dr. Rong Guan is the Specialist of the Post-doctoral Industrial Base of the Firsta Group. Dr. Guan is specialized in the research and development of polymer molding, polymer preparation principle, adhesives and material processing. She chaired or participated in a number of key research projects in China including the 7th Five-year Plan and 8th Five-year Plan of China, the State 863 Project, State Natural Science Foundation project, the project of China Ford Development Fund and the State Education Commission projects. Dr. Guan has published over 70 academic theses in China and received two awards in scientific achievements in China.

Current R & D Projects

We have jointed with the Firsta Group to collaborate with three universities in China on the following R&D projects.

R&D Partner	R&D Project
Hubei University in China	Post-doctoral industrial base of the First Group
Hubei University in China	Anti-abrasive film for Tobacco packaging
Hubei University in China	Film for Laminated Boards
Wuhan University in China	Photodegradable Polymer – R&D on nano-TiO2 laminated material
Huazhong University of Science & Technology	Development of molding machine roller

R&D Expenses

Our expenditure on research and development, excluding staff salaries and related expenses, in 2009 and 2010 were as follows:

	Year Ended Dec. 31, 2009	Year Ended Dec. 31, 2010
	RMB	RMB	US$
Research and Development Expenses	490,008	714,819	105,450

Inventory Management

Our warehouse facilities are located at Yunmeng County Economic & Technological Development Zone of Hubei province, the PRC. Our warehouse is guarded by security personnel.  As of December 31, 2010, our total inventories amounted to approximately $2.43 million and our raw materials, work-in-progress, finished goods and consumables and spare parts made up approximately 60.7%, 1.6%, 31.5% and 6.2% of our inventories, respectively.

To ensure an accurate inventory record and to monitor our inventory aging, we conduct monthly stock counts. We usually maintain raw materials for one week of production. Our inventory turnover periods for 2009 and 2010 were 34 days and 20 days respectively. Inventory turnover is calculated as 365 days times inventory at period/year end date divided by cost of sales in respect of the financial period/year.

There were no provisions for inventory obsolescence, inventory written off or inventory written down to net realizable value in 2009 and 2010.

Manufacturing Facilities and Utilization Rates

Our production plant is located at the Yunmeng County Economic & Technological Development Zone of Hubei province, the PRC with a total land area of 11,729.20 sq. meters. We currently operate one automated Brückner-made BOPET production line with a designed production capacity of 15,000 tons per annum to deliver differentiated product mix ranging from thickness of 8 microns to 75 microns. As of December 31, 2010, estimated remaining life span of the production line is approximately 20 years, or more if it is properly maintained.

The designed production capacity as given by the manufacturer is determined based on the assumption of the production of a specific mix of BOPET films of varying thicknesses. Our Brückner production line has been in use since 2009. The production line is depreciated on the straight-line method over the estimated useful life. Our approximate annual production volumes for 2009 and 2010 are 5,876 ton and 15,994 ton respectively. The average annual utilization rate for our facilities in 2009 was 39% and the facilities were fully utilized in 2010.

There are currently no regulatory requirements that may materially affect the utilization rates of our property, plant and equipment. However, certain of the fixed assets relating to our production line has been mortgaged in respect of certain of our bank loans as described under “Properties” for further details.

Quality Control

The quality and reliability of our products are essential for our continued success. We adopt strict measures for quality control in the entire production process of all our products, from the purchase and selection of raw materials, to each stage of the manufacturing processes and to the final inspection of the end products. Our quality control procedures were certified for ISO 9001:2000 compliance in September 2010.

As of December 31, 2010, our product inspection and quality control department comprised of 16 employees. Members of our quality control departments have had relevant training in the area of quality control in accordance with ISO 9001:2000 procedures. Our product inspection and quality control department ensures that our production process, raw materials and end products are of the quality to our customers’ satisfaction. Only products which have been endorsed with our certified quality marks are delivered to our customers.

Raw Materials

We have adopted a set of standard procedures and internal controls for the procurement, selection and quality assurance of our raw materials. Our raw material suppliers are required to meet our internal criteria such as the quality of raw materials, reliability of supply and timely delivery. All raw materials are carefully inspected prior to use in our production process.

Production Process

We have established standard operational procedures and safety rules for each stage of the production process. We only allow well-trained workers to operate our production lines and monitor the quality of products-in-progress and final products at each stage of the production process to ensure that all products are comply with our internal and international quality standards.

End Products

To ensure that our products fulfill our quality criteria established by our product inspection and quality control department, our products undergo final quality inspection upon production, labeling and packaging. Our product inspection and quality control department continues to monitor and ensure that our products are properly handled and stored in our warehouses. Prior to delivery to our customers, our products are inspected one final time to ensure that they are in good condition and not damaged.

Maintenance

We conduct regular maintenance service for all machinery and production facilities to ensure our production line operating in good condition. Our monthly average downtime for 2010 (primarily for maintenance) was less than 8% of our monthly production time.  The rejection rate of our products in 2010 was less than 0.7% of our total production volume. Defective or inferior products that do not fulfill our customers’ control standards are recycled. We ensure that these recycled products meet our customers’ quality standards and requirements before selling them to our customers.

Awards and Certifications

We have received the following awards and certificates, each of which, we believe, is an indication of our achievements, the quality of our products and makes us more attractive to our potential customers and therefore a more competitive company both in the local and international markets:

(i)           ISO9001:2008
(ii)          Certificate of Occupational Health and Safety Management System OHSAS18001:1999
(iii)         Certificate of Environment Management System ISO14001:2004

Our Competitive Strengths

We believe the following strengths have contributed to our success as a leading flexible film producer and flexible packaging solutions provider and differentiate us from our competitors:

We have an established brand name for quality film products in the PRC

Despite our relatively short operating history and the market presence primarily in the PRC, we believe our brand name “Debang” is well known in the BOPET film market in the PRC given our widespread distribution network and the established reputation of our quality products in the PRC.

We have an experienced management team with extensive industry experience

Our management team is led by Chief Executive Officer, Mr. Yongsheng Yang who is a senior engineer in Material Engineering Science with over 20 years of experience in (BOPET and BOPP) flexible film industry. Each member of our management team has many years of experience in industries related to the manufacturing and development of BOPET and BOPP products.

We are equipped with the R&D expertise in BOPET technologies

We are one of the few BOPET film packaging solutions providers in the PRC with research and development capability. Currently our R&D team consists of 6 research staff and is fully supported by a 40-staff R&D team of the Firsta Group (“Firsta”) as we are a member company under the Firsta Group. We are leveraged on Firsta’s expertise and resources to develop our new technologies and film materials, improve our product quality and diversify our product range. Firsta’s R&D team has a wide spectrum of expertise covering electrical and mechanical design of new materials, automation control, printed packaging, polymer chemistry, laser holography, anti-counterfeiting chemicals, additives as well as computer software development. Firsta’s R&D center is in close proximity to our production site and is currently led by 10 doctorate scientists specialized in Material Chemistry.

We provide customized flexible packaging solutions to our clients

We are one of the few packaging solutions providers delivering customized packaging solutions to our clients using the high quality BOPET film products throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

Proposed Business Expansion / Business Strategy

We primarily grow through expanded production, exploration of the high-end markets for our existing products and provision of integrated packaging solutions to our customers. For expanded production, we plan to upgrade existing production line and purchases 1 to 2 production lines in the coming year in order to meet the increasing demand of high-end market. To target the high-end markets, we will increase our effort in R&D of material chemistry to develop a series of high quality films used in the packing of high-end products like luxury consumer goods for specific purposes such as anti-counterfeit labels. To further diversifying our revenue model, we provide customized film and packaging solutions to our clients mainly through our high quality BOPET film products. As an integrated solutions provider, we provide total solution services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

We intend to use the net proceeds from this offering for the following purposes:

•	to invest in our continuing research and development of BOPET film technology and new products;

•	to expand and strengthen our sales, marketing and distribution network; and

•	for working capital and other general corporate purposes.

We have not yet determined the final use of the net proceeds of this offering.

Government and Industry Regulation

Laws and regulations relating to quality and safety of products

The Product Quality Law of  the PRC ( “Product Quality Law” ) was  adopted by  the Standing Committee of  the National People ’s Congress on 22 February 1993  and amended on 8  July 2000  and on 27 August 2009.  Applicable  to  all production  and marketing activities in China, the Product Quality Law was  formulated  to strengthen  the  administration of  rules pertaining to product quality,  as well as to clarify product liability rules , protect  consumers  and maintain  social and  economic order.

The State Council established a national administration in charge of nationwide product quality, with local authorities performing this duty at the local level.  Products offered for sale must meet relevant quality and safety standards. Enterprises may not produce or market counterfeit products in any fashion, including forging brand labels or giving false information about the manufacturer of a product. Violations of state or industrial standards for health and safety and any other related violations may result in civil liabilities and penalties, such as compensation for damages, fines, suspension or shutdown of businesses, as well  as  confiscation of products  illegally produced  and  sold  and  the  sales proceeds  from  such products . Serious violations may subject the responsible individual or enterprise to criminal   liabilities. Manufacturers whose products cause personal or property damages due to their latent defects  are  liable  for such damages.

Laws and regulations relating to production safety

The Production Safety Law of the PRC (“Production Safety Law”) was promulgated by the Standing Committee of the National People’s Congress on 29 June 2002 and became effective on 1 November 2002 and amended on 27 August 2009. This law provides safety standards for any production or business operation in order to reduce accidents and protect the general public security and safety property. The State Administration of Work Safety, a central government authority established by the State Council, is primarily responsible for supervision and administration of the Production Safety Law nationwide. Local government authorities at the county level and above are responsible for supervision and administration of production safety within their respective local jurisdictions.

Enterprises must undertake necessary measures to set up and maintain appropriate equipment, monitor the safety of production procedures, assign designated personnel, conduct workplace safety training and undertake all other measures required by the law to ensure the safety of employees and the general public. Any responsible individual or enterprise that fails to perform its duty to meet the safety production standards may be ordered to rectify the violations within a prescribed period and/or pay a fine. Failure to rectify the violations within the prescribed period may result in suspension or shutdown of the business committing the violation. Serious violations that result in any production safety accident may subject the responsible individuals to criminal liabilities.

Laws and regulations relating to printing

The Regulations on the Administration of Printing Industry (“Printing Industry Regulations”) were promulgated by the State Council and came into force on 2 August 2001. These regulations regulate the operations of printing publications, as well as the packaging and decoration materials on printed objects, such as paper, metal and plastic. Pursuant to the Printing Industry Regulations, no one is allowed to engage in the printing business without obtaining a printing licence. The printing licence may not be leased, lent or transferred by any means.

Laws and regulations relating to environmental protection

The Environmental Protection Law of the People’s Republic of China, which was promulgated by the Standing Committee of the National People’s Congress and came into effect on 26 December 1989, sets forth the legal framework for environmental protection in China. The Ministry of Environmental Protection is primarily responsible for overall supervision and administration of nationwide environmental protection, while local environmental protection authorities at the county level and above are responsible for environmental protection within their respective jurisdictions.

According to the Environmental Protection Law, any enterprise involved in a construction project that may generate pollution must prepare, for prior approval by relevant environmental protection authorities, an environmental impact report assessing the pollution and environmental impact of the construction project and setting forth prevention and treatment measures. Mandatory environmental protection facilities must be simultaneously designed, built and put into operation.

A person or an enterprise failing to comply with the Environmental Protection Law may be subject to various penalties imposed by environmental protection authorities, depending on the individual circumstances of each case and the extent of contamination. Such penalties may include warnings, fines, imposition of deadlines for remedying the contamination, orders to suspend production or use, orders to re-install contamination prevention and treatment facilities that have been removed without permission or left unused, or orders to close down enterprises. In case of serious violations, the persons or enterprises responsible for the violation may be required to compensate any parties affected by the contamination and may also be subject to criminal liabilities.

The Regulations on the Administration of Environmental Protection for Construction Project were promulgated by the State Council on 29 November 1998 and came into force on the same date. These regulations are formulated specifically to govern the environmental protection issues to that may arise in connection with construction projects that may generate pollution and damage the ecological environment.

The Law of the People’s Republic on the Prevention and Control of Air Pollution promulgated on 5 September 1987 and revised respectively on 29 August 1995 and on 29 April 2000, the Law of the People’s Republic of China on the Prevention and Control of Water Pollution promulgated on 11 May 1984 and revised respectively on 15 May 1996 and on 28 February 2008, the Law of the People’s Republic of China on the Prevention and Control of Environmental pollution by Noise promulgated on 29 October 1996 and the Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Wastes promulgated on 30 October 1995 and revised on 29 December 2004 set out, respectively, the regulations governing the prevention and control of air, water, noise and waste pollution in order to protect and improve the environment, safeguard public health and promote economic and social development. In particular, these laws stipulate concrete requirements for prevention and control of air, water, noise and solid waste pollution for a variety of activities, including residential, production and operation activities.

M&A Rules

On August 8, 2006, six PRC regulatory agencies, including China Securities Regulatory Commission, or CSRC, promulgated a rule entitled Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, to regulate foreign investment in PRC domestic enterprises. The M&A rules, among other things, requires an overseas special purpose vehicle, or SPV, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. We believe, based on the opinion of our PRC legal counsel, Commerce & Finance Law Offices, that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC’s approval is not required for this offering given the fact that our current corporate structure was established before the M&A Rules became effective. There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency.

The M&A Rules also establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. See “Risk Factors-Risks Relating to Doing Business in China—PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

Competition

We believe that we are currently one of the few producers of BOPET film in the PRC with research and development capability. Our past financial performance is attributable to our market position in the industry. Over time, there may be new entrants into our industry. We believe that our major competitors in the BOPET manufacturing market in the PRC are Dupont Hongji Films Foshan Co., Ltd, Zhejiang Ouya Film Co., Ltd, Fuwei (Shandong) Film Co., Ltd. and Yihua Toray Polyester Film Co., Ltd.

Our ability to enhance existing products, introduce new products to meet customers’ demand, deliver quality products to our customers and maintain our established industry reputation will affect our competitiveness and our market position.

Our ability to compete against new and existing competitors to maintain or improve our market position and secure orders will affect our revenue and financial performance.

Intellectual Property

We currently hold a number of intellectual properties, which were transferred from the Firsta Group in 2010.  These intellectual properties include 16 patents (related to film production technologies and machinery design) in China filed with the National Intellectual Property Office of China, of which one is categorized as Invention Patent, another one as Industrial Design Patent whereas the others belong to Utility Models Patent. Besides, the transfer of another 22 patent applications is under progress. Details of our intellectual properties are shown as follow:

Patent Name	Patent No.	Patent Type	Status	Date of Patent Transfer / Date of Application Received
Seamless Holographic Master Plate	200520098657.2	Patent for Utility Model	Transfer Approved	2010.11.03
High Performance Laser Holographic Stamping Machine	200520098654.9	Patent for Utility Model	Transfer Approved	2010.11.03
Broad Width Laser Holographic Stamping Machine	200520098653.4	Patent for Utility Model	Transfer Approved	2010.11.10
Movable Pedrail Stamping Device	200520098656.8	Patent for Utility Model	Transfer Approved	2010.11.02
Adjustable Double sided Preheating Holographic Stamping Machine	200510019744.9	Patent for Invention	Transfer Approved	2010.11.02
Bulge Screw Bolt	200820192039.8	Patent for Utility Model	Transfer Approved	2010.09.14
Casting Unit Water Elimination Clip Roller	200920229706.X	Patent for Utility Model	Transfer Approved	2010.09.14
Extrusion System	200920229709.3	Patent for Utility Model	Transfer Approved	2010.09.14
Stamping Machine	200920229705.5	Patent for Utility Model	Transfer Approved	2010.09.13
Multi Design Position Setting Film	200820192036.4	Patent for Utility Model	Transfer Approved	2010.09.13
Holographic Film Rewinding Roller	200920229703.6	Patent for Utility Model	Transfer Approved	2010.09.13
Laminating Machine	200920229702.1	Patent for Utility Model	Transfer Approved	2010.09.13
Slitter Pressing Roller	200920229707.4	Patent for Utility Model	Transfer Approved	2010.09.13
BOPET Film	200920229708.9	Patent for Utility Model	Transfer Approved	2010.09.13
Low Static Charge Stamping Device	200920229704.0	Patent for Utility Model	Transfer Approved	2010.09.13
Fixed Aperture Torque Wrench	200930224403.4	Patent for Industrial Design	Transfer Approved	2010.09.13
Peelable BOPE Film	201010282023.8	Patent for Invention	Approval in progress	2010.09.17
Peelable Adhesive BPOE Film	201010282082.5	Patent for Invention	Approval in progress	2010.09.17
Twin Extruder Vacuum Regrind Preventive Device	201020529828.3	Patent for Utility Model	Approval in progress	2010.09.17
Peelable Heat Sensitive Agent for Paper Lamination	201020529836.8	Patent for Utility Model	Approval in progress	2010.09.17
Open Pore Breaker Lamination Machine	201020529819.4	Patent for Utility Model	Approval in progress	2010.09.17
Movable Organic Solid Fuel Densification Device	201020529816.0	Patent for Utility Model	Approval in progress	2010.09.17
Vacuum Ionization Gauge	201020529799.0	Patent for Utility Model	Approval in progress	2010.09.17
Highly Transparent Printing Film	201110027273.1	Patent for Invention	Approval in progress	2011.01.27
PP Stiffening Agent	201110027289.2	Patent for Invention	Approval in progress	2011.01.27
BOPE Retort Film	201110027297.7	Patent for Invention	Approval in progress	2011.01.27
Polyolefin Flexibilizer	201110027226.7	Patent for Invention	Approval in progress	2011.01.27
Polyolefin Anti Static Slipping Agent	201110027230.3	Patent for Invention	Approval in progress	2011.01.27
Bearing Installation Tool	201120026019.5	Patent for Utility Model	Approval in progress	2011.01.28
Extruder Transitional Device	201120024959.0	Patent for Utility Model	Approval in progress	2011.01.27
Chill Roller Cooling Circulation System	201120024960.3	Patent for Utility Model	Approval in progress	2011.01.27
TDO Anualling Partitioning Device	201120025016.X	Patent for Utility Model	Approval in progress	2011.01.27
TDO Recycle Cooling Air Device	201120025954.X	Patent for Utility Model	Approval in progress	2011.01.28
Subsidiary Hopper System	201120025959.2	Patent for Utility Model	Approval in progress	2011.01.28
Measurable Suction Feed Silo	201120025980.2	Patent for Utility Model	Approval in progress	2011.01.28
Cooling Water System	201120025989.3	Patent for Utility Model	Approval in progress	2011.01.28
Hopper System	201120025996.3	Patent for Utility Model	Approval in progress	2011.01.28
Head Restraint Driven Rewinder	201120026008.7	Patent for Utility Model	Approval in progress	2011.01.28

Employees and Employment Agreements

As of March 31, 2011, we had 145 full-time employees. We do not employ any independent contractors and temporary personnel.  We currently have employment agreements in place with our employees or executive officers.

Our success depends on our ability to attract, retain and motivate qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages initiative and self-development, and as a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

DESCRIPTION OF PROPERTY

Our headquarters are located at Yunmeng County Economic and Technological Development Zone with easy access to Jingzhu National Highway, 316- National Highway and Wuhan Airport. The address is Firsta Road, Yunmeng County, Hubei Province. China PRC. The following table sets forth a summary of our own property as of March 31, 2011:

Location	Space	Usage of Property
	(in thousands of square meters)
Yunmeng Economic and Technological Development Zone, Firsta Road, Yunmeng County, Hubei Province, PRC 432500	16.3	Production, office space, warehouse

We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

INSURANCE

We maintain various insurance policies to safeguard against risks and unexpected events. We provide group accident insurance and supplementary medical insurance for our employees. We have maintained property insurance covering our building, equipment, facilities and machinery. We do not have any business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man life insurance. We consider our insurance coverage to be sufficient for our business operations in China.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding, nor are we aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock.  Following completion of this offering, we intend to apply to have our common stock quoted for quotation on the Over-the-Counter Bulletin Board.

Penny Stock Rules

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer  and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" price for the penny stock and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Rule 144

The SEC has adopted amendments to Rule 144 which became effective on February 15, 2008, and will apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of common stock then outstanding; and
-
If the common stock is listed on a national securities exchange or on The NASDAQ Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales under Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least six (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their ordinary shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144.  We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his ordinary shares between 6 months and one year.  After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Holders

As of May 16, 2011 there were 36 holders of our common stock. There are a total of 58,400,000 shares issued and outstanding.

Regulation M

Our officers and directors, who will offer and sell the Shares, are aware that they are required to comply with the provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Reports

Upon completion of this offering, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

FINANCIAL STATEMENTS

Our fiscal year end is December 31.  We intend to provide financial statements audited by an Independent Registered Public Accounting Firm to our shareholders in our annual reports.  Our audited financial statements for the fiscal years ended December 31, 2010 and 2009and our unaudited financial statements for the 3 months ended March 31, 2011 and 2010 for the Company, Expressco and its wholly-owned subsidiaries are included in their entirety at the end of this Prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Forward Looking Statements

The information in this discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. We disclaim any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Selected Financial Data

The following table provides consolidated selected financial data about our Company and our wholly-owned subsidiaries for the three months ended March 31, 2011 and the fiscal year ended December 31, 2010.  For detailed financial information, see the financial statements included in this prospectus.

Balance Sheet Data:	3/31/2011	12/31/2010
Cash and cash equivalents	$4,072,069	$2,614,256
Total assets	$48,450,784	$39,710,667
Total liabilities	$38,080,797	$31,275,192
Stockholders’ equity	$10,369,987	$8,435,475

Other than the shares offered by this prospectus, no other source of capital has been identified or sought. If we experience a shortfall in operating capital prior to receiving the proceeds of this offering, our officers and directors have verbally agreed to advance the funds to us to complete this offering and apply for listing on the OTCBB.

Limited Operating History

There is little historical financial information about our Company upon which to base an evaluation of our performance or to make a decision regarding an investment in our shares. We cannot guarantee we will be successful in our business operations or that we will achieve significant, if any, level of market acceptance for our proposed business operations and products. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our properties, possible cost overruns due to price and cost increases in services we require. Therefore, we cannot guarantee we will be able to achieve or maintain profitable operations. Further, there is no assurance that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

Overview and Future Plan of Operations

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011. We are a holding company that conducts business operations through our subsidiaries in Hubei Province in the People’s Republic of China.

China Films Technology Inc. is a leading flexible film producer in the People’s Republic of China. Our product categories include packaging films, industrial films and specialty films. Our principal products include metallizable base films, transfer base films, specialty films which are widely used in consumer based packaging, imaging, electronics and electrical industries as well as magnetic products.

We also position ourselves as a flexible film solutions provider delivering customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products. We provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

At present, our revenues are derived from sale of packaging film products, industrial film products and specialty film products. In coming years, we expect to generate revenue from provision of flexible packaging solutions on a project-by-project basis.

Our future plans include:

Continued construction of the new BOPET production line

We expect to expand our BOPET production to penetrate into the high-end BOPET market through provision of customized flexible packaging solutions and flexible films with special applications. We plan to upgrade existing production line and purchases 1 to 2 production lines in the coming year in order to meet the increasing demand of high-end market.

Investment in research and development

We plan to continue to invest substantially to develop new technologies and film materials, improve product quality and diversify product range.  Our research and development will be in areas like electrical and mechanical design of new materials, automation control, printed packaging, polymer chemistry, laser holography, anti-counterfeiting chemicals and additives. We intend to expand our research and development team by hiring additional advanced research personnel either from China or overseas.

Products and Services

We currently have product categories including packaging films, industrial films and specialty films. Our principal products are our high quality BOPET film products including metallizable base films, transfer base films, specialty films which are widely used in consumer based packaging (such as food, pharmaceutical, cosmetics, tobacco and alcohol industries), imaging (such as masking film, printing plates and microfilms), electronics and electrical industries (such as wire and cable warp, capacitors and motor insulation) as well as magnetic products (such as audio and video tapes). BOPET film has the unique properties of light-weight, non-toxic, odorless, transparent, glossy, temperature and moisture-resistant, and retains high barrier resistance, making it suitable for many forms of flexible packaging, printing, laminating, aluminum-plating and other applications. In addition, it retains high dielectric strength and volume resistance even at high temperatures, which are essential qualities for electrical and electronic uses. We market our products under our brand name “Debang”. Our products are mainly sold to packaging customers and distributors mainly in China.

Currently, our principal products include the followings:

Metallizable base film and Metallizable film
This is an aluminum plating base film that displays good thermal stability and tensile strength and provides good adhesion between film and aluminum layer. This is mainly used for vacuum aluminum plating for flexible plastic lamination.

Transfer base film
This film is used in tobacco labels, wine labels, high-grade food, medicine and other laser anti-counterfeit labels for anti-counterfeit purpose.

Matte film
Film with single or double matte surface, achieved by adding special additive to the base polymer and is used for printing, metallization, stamping and transfer metallization.

Printable base film
This is a highly transparent film that is corona treated on one side to provide excellent adhesion to ink. This is primarily used in printing and lamination.

We sell most of our film products to customers in the flexible packaging industry in the PRC in the coastal region of China. Our top five customers for the year ended December 31, 2010 were Hubei Shihong Matertial Science and Technology Co., Ltd., Haining Tian Yu Packaging Materials Co., Ltd., Shanghai Jinwu Industries Co., Ltd., Foshan Cailong Metalizing Packing Material Co., Ltd. and Jiangyin Lanteleisi Printing Co., Ltd.. None of our customers accounted for more than 10% of our total revenues in year 2010.

In addition, we are a flexible packaging solutions provider in China delivering integrated packaging solutions. We provide customized film and packaging solutions to clients mainly through our high quality BOPET film products. BOPET is a high quality plastic film produced by the biaxial oriented stretch technique. BOPET is a high-end flexible packaging material relatively new to the China market and its demand is expected to grow in line with the robust economic growth in China, especially the expanding consumer-based industries such as food, pharmaceutical, cosmetics, tobacco and alcohol industries. As an integrated solutions provider, we provide integrated services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

The Production Process

BOPET film is manufactured from the raw material namely, polyethylene terephthalate (PET) resin, which is a petrochemical product. BOPET film is produced by melting the granulated PET resin and extruding it into a flat sheet. This sheet is normally stretched to 3.0 to 3.6 times its original length, and then horizontally from 3.0 to 3.6 times its width, before being heat-set and finally wound into reels. The orientation process (stretching during the application of heat) gives the film its mechanical strength, barrier and optical properties (clarity and gloss). Our Brückner production line comprises a single extruder, which can produce single-layer BOPET film. Depending on the additives used, the films produced have varying physical and chemical properties. The main steps of our manufacturing process involve:

Drying, Dosing and Mixing
PET resin is dried, dosed and mixed with relevant additives to give the desired or customized characteristics and be ready for the extrusion process.

Extrusion
The mixed material is melted and plasticized to achieve the required homogenous state with the requisite characteristics. It is then filtered and transported to the die unit for casting.

Casting
The respective mixed materials are extruded from the die unit which produces a flat layered cast sheet and casted on the chill roll which is cooled by the pinning system.

Longitudinal Stretching
The cast sheet is then heated and stretched by machine direction before annealing the cast sheet, which is a process of heat-setting so as to control the shrinkage of the sheet after the vertical stretching.

Transversal Stretching
After the machine direction stretching, the cast sheet is horizontally stretched before annealing again.

Thickness Gauge and Pulling
The stretched sheet is trimmed and measured for thickness. For the production of base film for printing, the surface is treated by corona treatment. Corona treatment is the process which enables the BOPET film to become receptive to printing. At the pull roll station, continuous feedback on the thickness of the BOPET film is also relayed back to the die unit which therefore ensures consistency in the thickness of the BOPET film.

Rewinding
The final BOPET film is then wound up into metal rolls by the winder.

Slitting
The wound BOPET film is then unwound from the metal rolls, divided to the requisite width and length, and wound again into paper core for delivery to customers.

We primarily grow through expanded production, exploration of the high-end markets for our existing products and provision of integrated packaging solutions to our customers. For expanded production, we plan to upgrade existing production line and purchases 1 to 2 production lines in the coming year in order to meet the increasing demand of high-end market. To target the high-end markets, we will increase our effort in R&D of material chemistry to develop a series of high quality films used in the packing of high-end products like luxury consumer goods for specific purposes such as anti-counterfeit labels. To further diversifying our revenue model, we provide customized film and packaging solutions to our clients mainly through our high quality BOPET film products. As an integrated solutions provider, we provide total solution services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

Factors Affecting Our Results of Operations

Our business and operating results are affected by general factors affecting flexible film market, which include China’s overall economic growth, per capita disposable income and consumer spending, growth of related industries and government policies. Unfavorable changes in any of these general industry conditions could negatively affect demand for products and negatively and materially affect our results of operations.

Results of Operations

For the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

The following table set forth key components of our results of operations for the year ended December 31, 2010 compared to the year ended December 31, 2009.  All numbers referenced are in U.S. Dollars:

	Years ended December 31,
	2010	2009	Change in %
Revenue, Net	$40,719,695	$9,015,060	351.69%
Cost of Revenue	(31,958,777)	(10,541,558)	203.17%
Gross Profit (Loss)	8,760,918	(1,526,498)	(673.92%)
Sales and Marketing	436,022	27,149	1,506.03%
General and Administrative	2,105,139	1,048,961	100.69%
Income (Loss) from Operations	6,219,757	(2,602,608)	(338.98%)
Subsidy Income	1,445,694	-	100.00%
Interest Income	74,836	10,076	642.71%
Imputed interest on loan payable to related parties	(473,000)	(705,000)	(32.91%)
Interest Expense	(1,528,194)	(802,031)	90.54%
Income (Loss) before Income Taxes	5,739,093	(4,099,563)	(239.99%)
Income Tax (Expense) Benefit	(1,192,002)	787,595	(251.35%)
Net Income (Loss)	$4,547,091	$(3,311,968)	237.29%

Comprehensive Income:
Foreign Currency Translation Adjustment	182,915	8,594	174,321%
Comprehensive Income (Loss)	$4,730,006	$(3,303,374)	243.19%

Basic and Diluted Earnings (Loss) Per Share	$0.08	$(0.06)

Revenue, Net

We commenced our BOPET film production in May 2009.  No revenue was recognized for the period from May 2009 to August 2009 as machine testing and tuning were conducted during that period.

Starting from September 2009, revenue was recognized from the sale of BOPET film, which represented the invoiced value of goods, net of value-added tax (“VAT”). Our products are locally sold in the PRC and are subject to VAT, which was levied at a rate of 17% on the invoiced sales value. Output VAT was borne by our customers in addition to the invoiced sales value and input VAT was borne by us in addition to the invoiced value of products to the extent not refunded for export sales.

Revenue for the years ended December 31, 2010 and 2009 comprised the followings:

	Years ended December 31,
	2010	2009	Change in %
Revenue, Net
- Related parties	$4,714,021	$330,315	1,327.13%
- Non related parties	36,005,674	8,684,745	314.59%
	$40,719,695	$9,015,060	351.69%

Cost of Revenue
- Related parties	$1,321,822	$350,480	277.15%
- Non related parties	30,636,955	10,191,078	200.63%
	$31,958,777	$10,541,558	203.17%

Gross Profit/(Loss) in Total	$8,760,918	$(1,526,498)	(673.90%)

Gross Margin	21.52%	(16.93%)	N/A

Net revenue increased by $31.70 million or 351.69% to $40.72 million for the year ended December 31, 2010 from $9.01 million for the year ended December 31, 2009. The significant increase in revenues was mainly attributable to the increase in overall sales volume, normalization of production in 2010 as well as an increase in the sales of high-end specialty films, which command a higher selling price.

Cost of Revenue

Cost of revenue primarily consists of the costs of raw materials and direct labor, packaging costs and production overhead directly attributable to the manufacture of our film products. Shipping and handling costs are also recorded in cost of revenue and are recognized when the related products are delivered to the customers.

Cost of revenue for the year ended December 31, 2010 increased by 203.17% to $31.96 million, as compared to $10.54 million for the year ended December 31, 2009. The increase was primarily attributable to the increase of sales volume in 2010.

Gross Profit/(Loss) and Gross Margin

We recorded a gross profit of $8.76 million for the year ended December 31, 2010 compared to a gross loss of $1.53 million for the year ended December 31, 2009. Our gross margins were approximately 21.52% and -16.93% for the years ended December 31, 2010 and December 31, 2009 respectively.

The increase in gross margin increased was mainly due to the improved efficiency in manufacturing process leading to the reduction in production overhead.

Sales and Marketing

Sales and marketing expenses composed primarily of sales commissions, cost of advertising and promotional materials, salaries and fringe benefits of sales personnel and other sales related costs.

Our selling and marketing expenses increased by $0.41 million, or 1,506.03%, to $0.44 million for the year ended December 31, 2010 from $0.03 million for the year ended December 31, 2009. The significant increase in sales and marketing expenses was mainly due to launching of a series of sales and marketing activities to our products since September 2009.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and staff welfare expenses, legal and professional fees, entertainment expenses, traveling and office expenses.

Our general and administrative expenses increased by $1.06 million, or 100.69%, to $2.11 million for the year ended December 31, 2010 from $1.05 million for the year ended December 31, 2009. The increase in general and administrative expense was mainly attributable to the recruitment of additional staff as well as the increase in entertainment, travelling and office expenses.

Subsidy Income

Subsidy income is received at a discretionary amount as determined by the local PRC government. It is recognized at its fair value where there is a reasonable assurance that the subsidy will be received and our Company will comply with applicable conditions.

There was a subsidy income of $1.45 million during the year ended December 31, 2010 and there was no such income for the year ended December 31, 2009.

Interest Income

Interest income increased by $0.65 million, or 642.71%, to $0.75 million for the year ended December 31, 2010 from $0.01 million for the year ended December 31, 2009. The increase in interest income was attributable to the increased in loan to other party.

Interest Expenses

In 2010, we borrowed funds under two long-term loans and one short-term loan from banks in the PRC. We incurred total interest expense of $1.53 million for the year ended December 31, 2010, as compared to $0.80 million for the year ended December 31, 2009, which accounted for an increase of $0.73 million, or 90.54% increased when comparing with the year ended December 31, 2009. The increase in interest expense in 2010 was primarily due to the increase in the outstanding balance of our bank loans.

Income Tax Expenses

Income tax expense increased to $1.19 million for the year ended December 31, 2010. The increase was attributable to an increase in revenue.

We have subsidiaries that operate in various countries: United States, British Virgin Islands, Hong Kong and the People’s Republic of China that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

We are incorporated in the State of Nevada and are subject to the tax laws of the United States of America. Since no income is derived in the US, we believe that we are not subject to US taxes.

British Virgin Islands

Under the current BVI law, BSL is not subject to tax on its income or profits. In addition, dividends and capital gains from our investments in the BVI are not subject to income taxes and no withholding tax is imposed on payments of dividends to the Company. During the years ended December 31, 2010 and 2009, Expressco Investment Holdings Limited did not generate any income.

Hong Kong

Huge Life Enterprise Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on assessable income. During the years ended December 31, 2010 and 2009, Huge Life Enterprise Limited did not generate any operating income.

The PRC

We have generated all of our income through our operating subsidiaries in the PRC and are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China at a unified income tax of 25%. As of December 31, 2010, we generated operating income to offset against the cumulative net operating loss carryforwards available in the prior years. The deferred tax assets were fully realized accordingly.

Net (Income) Loss

Net income increased by $7.86 million, or 237.29%, to $4.55 million for the year ended December 31, 2010 from a net loss of $3.31 million for the year ended December 31, 2009. The increase in net income was mainly attributable to the increased in revenue and an improvement in gross margin.

Foreign Currency Translation Gain

Our operating subsidiaries are located in China. Our operating subsidiaries purchase substantially all products and render all services in China, and receive payments from customers in China using RMB as the functional currency. We do not engage in currency hedging.

On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for the years ended December 31, 2010 and December 31, 2009.

For the year ended December 31, 2010, we used the exchange rates of 6.6118 (year end), and 6.7788 (year average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in an $0.18 million foreign currency translation gain, whereas for the year ended December 31, 2009, we implemented the exchange rates of 6.8372 (year end), and 6.8409 (year average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in a foreign currency translation gain of $8,594.

For the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

The following table set forth key components of our results of operations for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.  All numbers referenced are in U.S. Dollars:

	Three months ended March 31,
	2011	2010	Change in %
Revenue, net	$15,766,314	$6,623,703	138.03%
Cost of revenue (inclusive of depreciation)	(12,378,018)	(6,565,568)	88.53%
Gross profit	3,388,296	58,135	5728.32%
Sales and marketing	88,946	36,230	145.50%
General and administrative	527,573	194,633	171.06%
Income (loss) from operations	2,771,777	(172,728)	1704.71%
Interest income	792	22,074	(96.41%)
Imputed interest on loan payable to related parties	(72,000)	(125,000)	(42.40%)
Interest expense	(259,319)	(280,492)	(7.55%)
Income (loss) before income taxes	2,441,250	(556,146)	538.96%
Income tax (expense) benefit	(637,784)	98,055	(750.43%)
NET INCOME (LOSS)	$1,803,466	$(458,091)	493.69%
Other comprehensive income:
- Foreign currency translation gain	59,046	235	25025.96%
COMPREHENSIVE INCOME (LOSS)	1,862,512	(457,856)	506.79%

Net income (loss) per share – Basic and diluted	$0.03	$(0.01)

Weighted average commons stock outstanding – Basic and diluted	58,400,000	58,400,000

Revenue, Net

We commenced our BOPET film production in May 2009.  No revenue was recognized for the period from May 2009 to August 2009 as machine testing and tuning were conducted during that period.

Starting from September 2009, revenue was recognized from the sale of BOPET film, which represented the invoiced value of goods, net of value-added tax (“VAT”). Our products are locally sold in the PRC and are subject to VAT, which was levied at a rate of 17% on the invoiced sales value. Output VAT was borne by our customers in addition to the invoiced sales value and input VAT was borne by us in addition to the invoiced value of products to the extent not refunded for export sales.

Revenue for the three months ended March 31, 2011 and 2010 comprised the followings:

	Three months ended March 31,
	2011	2010	Change in %
Revenue, net
- Related parties	$3,106,623	$809,780	117.75%
- Non related parties	12,659,691	5,813,923	283.64%
	15,766,314	6,623,703	138.03%

Cost of revenue (inclusive of depreciation)
- Related parties	370,376	254,200	90.25%
- Non related parties	12,007,642	6,311,368	45.70%
	12,378,018	6,565,568	88.53%

Gross profit in Total	3,388,296	58,135	5728.32%

Gross margin	21.49%	0.88%	N/A

Net revenue increased by $9.14 million or 138.03% to $15.77 million for the three months ended March 31, 2011 from $6.62 million for the 3 months ended March 31, 2010. The significant increase in revenues was mainly attributable to the increase in overall sales volume, normalization of production as well as an increase in the sales of high-end specialty films, which command a higher selling price.

Cost of Revenue

Cost of revenue primarily consists of the costs of raw materials and direct labor, packaging costs and production overhead directly attributable to the manufacture of our film products. Shipping and handling costs are also recorded in cost of revenue and are recognized when the related products are delivered to the customers.

Cost of revenue for the three months ended March 31, 2011 increased by 88.53% to $12.38 million, as compared to $6.57 million for the three months ended March 31, 2010. The increase was primarily attributable to the increase of sales volume in 2010.

Gross Profit/(Loss) and Gross Margin

We recorded a gross profit of $3.39 million for the three months ended March 31, 2011 compared to a gross profit of $58,135 for the three months ended March 31, 2010. Our gross margins were approximately 21.49% and 0.88% for the three months ended March 31, 2011 and March 31, 2010 respectively.

The increase in gross margin increased was mainly due to the improved efficiency in manufacturing process leading to the reduction in production overhead.

Sales and Marketing

Sales and marketing expenses composed primarily of sales commissions, cost of advertising and promotional materials, salaries and fringe benefits of sales personnel and other sales related costs.

Our selling and marketing expenses increased by $52,716 or 145.50%, to $88,946 for the three months ended March 31, 2011 from $36,230 for the three months ended March 31, 2010. The significant increase in sales and marketing expenses was mainly due to launching of a series of sales and marketing activities for our products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and staff welfare expenses, legal and professional fees, entertainment expenses, traveling and office expenses.

Our general and administrative expenses increased by $332,940, or 171.06%, to $527,573 for the 3 months ended March 31, 2011 from $194,633 for the three months ended March 31, 2010. The increase in general and administrative expense was mainly attributable to the recruitment of additional staff as well as the increase in entertainment, travelling and office expenses.

Interest Income

Interest income decreased by $21,282, or 96.1%, to $729 for the three months ended March 31, 2011 from $22,074 for the three months ended March 31, 2010. The decrease in interest income was attributable to the repayment of advances by other party during the three months ended March 31, 2011.

Interest Expenses

In 2010, we borrowed funds under two long-term loans and one short-term loan from banks in the PRC. We incurred total interest expense of $259,319 for the three months ended March 31, 2011, as compared to $280,492 for the three months ended March 31, 2010, which accounted for a decrease of $21,173, or 7.55% when comparing with the three months ended March 31, 2010. The decrease in interest expense was primarily attributable to the decrease in our long-term bank borrowings.

Income Tax Expenses

We have an income tax expense of $637,784 for the three months ended March 31, 2011 compared to an income tax benefit of $98,055 for the three months ended March 31, 2010. The increase in tax expenses was attributable to an increase in our revenue.

We have subsidiaries that operate in various countries: United States, British Virgin Islands, Hong Kong and the People’s Republic of China that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

We are incorporated in the State of Nevada and are subject to the tax laws of the United States of America. Since no income is derived in the US, we believe that we are not subject to US taxes.

British Virgin Islands

Under the current BVI law, BSL is not subject to tax on its income or profits. In addition, dividends and capital gains from our investments in the BVI are not subject to income taxes and no withholding tax is imposed on payments of dividends to the Company. During the three months ended March 31, 2011 and 2010, Expressco Investment Holdings Limited did not generate any income.

Hong Kong

Huge Life Enterprise Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on assessable income. During the three months ended March 31, 2011 and 2010, Huge Life Enterprise Limited did not generate any operating income.

The PRC

We have generated all of our income through our operating subsidiaries in the PRC and are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China at a unified income tax of 25%. As of March 31, 2011, we generated operating income to offset against the cumulative net operating loss carryforwards available in the prior years. The deferred tax assets were fully realized accordingly.

Net (Income) Loss

We have a net income of $1.80 million for the three months ended March 31, 2011 compared to a net loss of $0.46 million for the three months ended March 31, 2010. The increase in net income of $2.26 million, or 493.69% was mainly attributable to the increased in revenue and a substantial improvement in gross margin.

Foreign Currency Translation Gain

Our operating subsidiaries are located in China. Our operating subsidiaries purchase substantially all products and render all services in China, and receive payments from customers in China using RMB as the functional currency. We do not engage in currency hedging.

On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for the three months ended March 31, 2011 and March 31, 2010.

For the three months ended March 31, 2011, we used the exchange rates of 6.5701 (period end) and 6.5894 (period average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in a foreign currency translation gain of $59,046, whereas for the three months ended March 31, 2010, we implemented the exchange rates of 6.8361 (period end), and 6.8360 (period average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in a foreign currency translation gain of $235.

Liquidity and Capital Resources

As of March 31, 2011, the Company experienced a working capital deficit of $8,415,953. The continuation of the Company as a going concern through March 31, 2012 is dependent upon the continuing financial support from its shareholders or external borrowings. Management believes the existing shareholders will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

Since inception, our sources of cash were mainly from cash generated from operations, borrowings from financial institutions and capital contributed by our shareholders.

General

As of March 31, 2011, we had cash and cash equivalents of $4.07 million compared to the cash and cash equivalents of $2.61 million as of December 31, 2010. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

	Years Ended December 31,		3-month Ended March 31,
	2010	2009	2011	2010
Net cash provided by (used in) operating activities	$7,191,764	$(5,077,971)	$99,025	$(1,516,295)
Net cash used in investing activities	(1,370,567)	(2,046,018)	(22,766)	(7,528)
Net cash (used in) provided by financing activities	(4,185,321)	8,022,755	1,360,742	942,625

Operating Activities

Net cash provided by operating activities was $7.19 million for the year ended December 31, 2010 as compared to net cash used in operating activities of $5.08 million for the year ended December 31, 2009. Net cash provided by operating activities increased by $12.27 million were mainly due to an increase in net income, depreciation and amortization, deferred tax expenses, prepayment and other current assets, advances from customers and bills payable.

Net cash provided by operating activities was $99,025 for the three months ended March 31, 2011 as compared to net cash used in operating activities of $1.52 million for the three months ended March 31, 2010. Net cash provided by operating activities increased by $1.62 million and the increase was mainly to an increase in net income, depreciation and amortization, inventories and income tax payable.

Investing Activities

Net cash used in investing activities amounted to $1.37 million for the year ended December 31, 2010 as compared to net cash used in investing activities of $2.05 million for the year ended December 31, 2009. Net cash used in investing activities decreased by $0.68 million primarily due to fully paid off of payment on construction in progress.

Net cash used in investing activities amounted to $22,766 for the three months ended March 31, 2011 as compared to net cash used in investing activities of $7,528 for the three months ended March 31, 2010. Net cash used in investing activities decreased by $15,238 primarily due to a decrease in construction in progress payment.

Financing Activities

Net cash used in financing activities amounted to $4.19 million for the year ended December 31, 2010 as compared to net cash provided by financing activities of $8.02 million and the decrease was mainly attributable to the increase in repayment to bills payable and short term bank borrowings as well as the decrease in proceeds from long-term borrowings and advances from related parties.

Net cash provided by financing activities amounted to $1.36 million for the three months ended March 31, 2011 as compared to net cash provided by financing activities of $0.94 million and the increase was mainly attributable to the increase in short term bank borrowings and advances from related parties.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, financings or other relationships.

Amounts and Notes Payable Due to Related Parties

As of December 31, 2010 and 2009, the balance of $9,720,561 and $13,573,193 due to related companies, which are controlled by our director, Mr. Zhang.

Amounts Due to a Director

As of March 31, 2011 and December 31, 2010, the amounts due to a director were $6,690 and 10,634 respectively. The amount represented temporary advances made by our director, Mr. Yang, which was unsecured, interest-free and repayable on demand.

China Contribution Plan

Under the PRC Law, full-time employees of our subsidiary in the PRC, are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. YDIC is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $97,404 and $42,145 for the years ended December 31, 2010 and 2009, respectively.

Statutory Reserve

Under the PRC Law, our subsidiary in the PRC is required to make appropriation to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital.  The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the years ended December 31, 2010 and 2009, we made an appropriation of $86,972 and $0 to statutory reserve, respectively.

Commitments and Contingencies

(a)           Capital commitment

As of March 31, 2011, we committed to the future contingent payments of approximately $0.9 million on the purchase of new plant and equipment in the next twelve months.

(b)           Standby letter of credit

In March 2010, we obtained a standby letter of credit with the maximum limit of $3.78 million (equivalent to RMB25 million), in a term of 1 year, expiry on March 10, 2011. Advances under this credit facility are secured by certain land use rights and properties owned by its related party, Hubei Shihong Material Science and Technology Co., Ltd., which is controlled by our director, and bear interest at an annual rate of the Bank of China Benchmark Lending Rate, payable monthly. As of December 31, 2010, the Company utilized $2.3 million (equivalent to RMB15.3 million) of standby letter of credit.

(c)           Forward foreign exchange contract

As of March 31, 2011, we had one forward foreign exchange contract outstanding which was matured in May 2011, with a notional value of $834,055. Change in the fair value of the contract is considered insignificant for the three months ended March 31, 2011.

Subsequent Events

On March 29, 2011, we, through HLEL, acquired all of the equity shares of YDIC. Upon the consummation of the acquisition, YDIC became a wholly-owned subsidiary of HLEL.

On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), hereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States.

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s results of operations and liquidity and capital resources are based on our audited consolidated financial statements for the years ended December 31, 2010 and 2009, which have been prepared in accordance with U.S. GAAP. In connection with the preparation of consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. The assumptions, estimates and judgments included within these estimates are based on historical experience, current trends and other factors we believe to be relevant at the time the consolidated financial statements were prepared. On a regular basis, the accounting policies, assumptions, estimates and judgments are reviewed to ensure that the consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the assumptions and estimates, and such differences could be material.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but are not limited to: (1) inventory costs and reserves; (2) asset impairments (3) and depreciable lives of assets. Future events and their effects cannot be predicted with certainty, and accordingly, accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update these assumptions and estimates on an ongoing basis and may employ outside experts to assist us with these evaluations. Actual results could differ from the estimates that have been used.

Significant accounting policies are discussed in Note 3, Summary of Significant Accounting Policies, to the accompanying audited consolidated financial statements. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management to make difficult, subjective or complex judgments, and to make estimates about the effect of matters that are inherently uncertain.

Basis of Consolidation

The audited consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries were eliminated upon consolidation.

Revenue Recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

Revenue from the sale of polyester films and plastic products is recognized when the products are delivered to and received by the customers, collectibility is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”).  Our products that are locally sold in the PRC are subject to VAT which is levied at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by us in addition to the invoiced value of purchases to the extent not refunded for export sales. We are required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified.  Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or she is removed from office. The Board of Directors has no nominating, auditing or compensation committees at this time.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Age	Position(s)
Zhian Zhang	59	Chairman, director
Yongsheng Yang	40	Chief Executive Officer, director
Keng Swee Goh	45	Chief Financial Officer, director

The persons named above have held their offices/positions since the inception of the Company and are expected to hold said offices/positions until the next annual meeting of our stockholders. Mr. Zhang, Mr.Yang and Mr. Goh are also the Board of Directors of the Company.  Mr. Zhang is the Chairman of the Board. These officers and directors are the only officers, directors and promoters of the Company.

Background Information about Our Officers and Directors

Mr. Zhian Zhang – Chairman

Mr. Zhian Zhang, age 59, is a senior economist in China. Mr. Zhang became the Chairman of the Board and director of the Company since inception on April 8, 2011.   Mr. Zhang has been the Chairman of the Board, President and Secretary of the Party Committee of the Firsta Group as well as the General Manager of Hubei Shihong Material Science and Technology Co., Ltd. since September 2009.  From April 2006 to August 2009, Mr. Zhang was the Chairman of the Board and President of the Firsta Group and the General Manager of Hubei Firsta New Packaging Material Co., Ltd. a privately-held company engaged in the business of research and development, manufacture and sales of flexible films and packaging products in China, in which he was responsible for the strategic planning of the company.  Mr. Zhang graduated from College of Business Administration in Renmin University of China in 1972. Since September 2009, Mr. Zhang has been the vice-president of China Packaging Technology Association (CPTA), deputy to the National People’s Congress.

Mr. Yongsheng Yang – Chief Executive Officer

Mr. Yongsheng Yang, age 40, is a senior engineer in material engineering with over 20 years of experience in the flexible film and packaging industry in China in areas of BOPET and BOPP production, operations and quality control.  Mr. Yang became the Chief Executive Officer and director of the Company since inception on April 8, 2011.  Mr. Yang has played a significant role in formulation and setting of overall business strategies and policies for development and growth of the Company.  Mr. Yang has also been the director of Technology Center of the Firsta Group as well as the Chairman, director of the Board and Chief Executive Officer of Yunmeng Debang Enterprise Company Limited  since September 2009. Yunmeng Debang Enterprise Company Limited is a privately-held company engaged in the business of R&D, manufacture and sales of flexible films and packaging products in China, in which he was responsible for the strategic planning and overall management of the company.  From November 2007 to August 2009, Mr. Yang was Vice President and director of Technology Center of the Firsta Group. From December 2005 to October 2007, Mr. Yang is the General Manager of Hubei Jinyuan Science and Technology Co., Ltd., a privately-held company engaged in the business of R&D, manufacture and sales of flexible films products in China, in which he was responsible for the strategic planning and overall management of the company.  Mr. Yang graduated from Huazhong University of Science and Technology in 1997 with a bachelor degree in Materials Science and Engineering.

Mr. Keng Swee Goh – Chief Financial Officer

Mr. Keng Swee Goh, age 45, is a Certified Public Accountant in Singapore. Mr. Goh previously held a number of senior management positions in Finance, FMCG sales and marketing, production and operation of sizable companies in China and Singapore. Mr. Goh became the Chief Financial Officer and director of the Company since inception on April 8, 2011.  Mr. Goh has played a significant role in financial management and corporate finance of the Company.  Mr. Goh has also been the Chief Financial Officer of Yunmeng Debang Enterprise Co., Ltd. since January 2011. Yunmeng Debang Enterprise Company Limited is a privately-held company engaged in the business of R&D, manufacture and sales of flexible films and packaging products in China, in which Mr. Goh was responsible for the financial management of the company.  From January 2008 to December 2010, Mr. Goh was the chief accountant of the Firsta Group.  Mr. Goh is a graduate of National University of Singapore in Singapore.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied with in a timely fashion.

Board Committees; Corporate Governance

The Board of Directors acts as the Audit Committee and the Board has no separate committees. We do not currently have an audit committee. We expect our Board of Directors to appoint an audit committee, a nominating committee and a compensation committee and to adopt charters relative to each such committee in the near future. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

Auditors; Code of Ethics; Financial Expert

We do not currently have an audit committee financial expert.  However, our Chief Financial Officer qualifies as an audit committee financial expert.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Zhian Zhang Chairman Yongsheng Yang CEO Keng Swee Goh CFO	2009 2010 2009 2010 2009 2010	$0 $0 $0 $0 $0 $0	- - - - -	- - - - -	- - - - -	- - - - -	- - - - -	- - - - -	- - - - -

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Zhian Zhang	-	-	-	-	-	-	-	-	-
Yongsheng Yang	-	-	-	-	-	-	-	-	-
Keng Swee Goh	-	-	-	-	-	-	-	-	-

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Zhian Zhang	-	-	-	-	-	-	-
Yongsheng Yang	-	-	-	-	-	-	-
Keng Swee Goh	-	-	-	-	-	-	-

Option Grants

There have been no individual grants of stock options to purchase our common stocks made to any of the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises and Fiscal Year-End Option Value

There have been no stock options exercised by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards.

There have been no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. To date, no amounts have been paid to, or accrued to, our directors in such capacity.

Employment Agreements

We have  employment agreements in place with our officers and directors.

Certain Relationships and Related Transactions

We will present all possible transactions between us and our officers, directors or 5% shareholders, and our affiliates to the Board of Directors for their consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

Conflicts of Interest

We do not currently have any material conflicts of interest by or among our current officers, directors, key employees or advisors. We have not yet formulated a policy for handling conflicts of interest; however, we intend to do so upon completion of this offering and, in any event, prior to hiring any additional employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information and Security Ownership Table set forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what the percentage of ownership will be assuming completion of the sale of all shares in this offering, which we can't guarantee.  The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Percentage of Ownership
Names and Address of Beneficial Owner	No. of Shares Before Offering	No. of Shares After Offering	Before(1)	After
Giona Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(2)	2,484,336	2,484,336	4.25%	4.18%
Gatsberg Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(3)	2,484,336	2,484,336	4.25%	4.18%
Lindenberg Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(4)	2,484,336	2,484,336	4.25%	4.18%
Pierre Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(5)	2,484,336	2,484,336	4.25%	4.18%
Richzone Asia Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(6)	2,484,336	2,484,336	4.25%	4.18%
Zhian Zhang Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	12,600,384	12,600,384	21.58%	21.21%
Fenglin Chu Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	1,799,888	1,799,888	3.08%	3.03%
Yongsheng Yang Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	1,799,888	1,799,888	3.08%	3.03%
Zhaohui Fan Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	2,400,240	2,400,240	4.11%	4.04%
Keng Swee Goh Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	100,448	100,448	0.17%	0.17%

All Officers and Directors as a Group (3 persons)	31,122,528	31,122,528	53.3%	52.4%

(1)	Based on 58,400,000 shares of common stock issued and outstanding as of May 23, 2011.
(2)	Linkuan Li has sole voting and dispositive control of the shares of common stock owned by Giona Investments Limited.
(3)	Qinyun Wang has sole voting and dispositive control of the shares of common stock owned by Gatsberg Limited.
(4)	Huming Wang has sole voting and dispositive control of the shares of common stock owned by Lindenberg Investments Limited.
(5)	Ji Chen has sole voting and dispositive control of the shares of common stock owned by Pierre Investments Limited.
(6)	Yaqiu Liu has sole voting and dispositive control of the shares of common stock owned by Richzone Asia Limited.

Future Sales by Existing Stockholders

A total of 58,400,000 shares have been issued to the existing stockholders, and are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months after their acquisition. Any sale of shares held by the existing stockholders (after applicable restrictions expire) and/or the sale of shares purchased in this offering (which would be immediately resalable after the offering), may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Pursuant to the Articles of Incorporation and By-Laws of our parent Nevada corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission. Upon completion of the registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports,  such as Forms 10-K, 10-Q and 8-K, proxy statements, under Sec.14 of the Exchange Act, and other information with the Commission. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 Fifth Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

CHINA FILMS TECHNOLOGY INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Page

Condensed Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010 (Audited)	F-27

Condensed Consolidated Statements of Operations And Comprehensive Income (Loss) for the Three Months ended March 31, 2011 and 2010	F-28

Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2011 and 2010	F-29

Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Three Months ended March 31, 2011	F-30

Notes to Condensed Consolidated Financial Statements	F-31 – F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Films Technology Inc.

We have audited the accompanying consolidated balance sheets of China Films Technology Inc. and its subsidiaries (“the Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in stockholders’ equity for the years ended December 31, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009 and the results of operations and cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered from a working capital deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited
Certified Public Accountants

Hong Kong, China
May 25, 2011

9 FLOOR, CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD ROAD, CENTRAL, HONG KONG
Tel: (852) 2573 2296     Fax: (852) 2384 2022                                                           http://wwwhkcmcpa.us

CHINA FILMS TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,614,256	$942,992
Restricted cash	3,103,035	2,241,862
Accounts receivable, net	2,260,647	365,431
Advances to suppliers	2,242,058	1,102,933
Inventories	2,434,014	847,859
Deferred tax assets	-	808,608
Prepayments and other current assets	110,650	1,321,609
Total current assets	12,764,660	7,631,294

Non-current assets:
Land use rights, net	505,094	495,697
Property, plant and equipment, net	26,440,913	26,232,400
TOTAL ASSETS	$39,710,667	$34,359,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	$2,117,426	$3,042,181
Accounts payable and accrued liabilities	2,073,248	2,056,525
Bills payable	821,071	-
Advances from customers	1,929,320	488,855
Current portion of long-term bank borrowings	9,679,664	2,047,622
Amounts due to related parties	5,183,219	11,493,098
Amount due to a director	10,634	25,215
Income tax payable	297,226	-
Deferred tax liabilities	88,700	-
Total current liabilities	22,200,508	19,153,496

Long-term liabilities:
Notes payable, related parties	4,537,342	2,080,095
Long-term bank borrowings	4,537,342	11,700,696

Total liabilities	31,275,192	32,934,287

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized; 58,400,000 shares issued and outstanding, respectively	5,840	5,840
Additional paid-in capital	6,963,872	4,683,507
Statutory reserve	86,972	-
Accumulated other comprehensive income	291,935	109,020
Retained earnings (accumulated deficit)	1,086,856	(3,373,263)
Total stockholders’ equity	8,435,475	1,425,104
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,710,667	$34,359,391

See accompanying notes to consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for the number of shares)

	Years ended December 31,
	2010	2009
Revenue, net
- Related parties	$4,714,021	$330,315
- Non related parties	36,005,674	8,684,745

Total revenue, net	40,719,695	9,015,060

Cost of revenue (inclusive of depreciation)
- Related parties	1,321,822	350,480
- Non related parties	30,636,955	10,191,078
Gross profit (loss)	8,760,918	(1,526,498)

Operating expenses:
Sales and marketing	436,022	27,149
General and administrative	2,105,139	1,048,961
Total operating expenses	2,541,161	1,076,110
Income (loss) from operations	6,219,757	(2,602,608)

Other income (expense):
Government subsidy income	1,445,694	-
Interest income	74,836	10,076
Imputed interest on loan payable to related parties	(473,000)	(705,000)
Interest expense	(1,528,194)	(802,031)

Income (loss) before income taxes	5,739,093	(4,099,563)

Income tax (expense) benefit	(1,192,002)	787,595

NET INCOME (LOSS)	$4,547,091	$(3,311,968)

Other comprehensive income:
- Foreign currency translation gain	182,915	8,594
COMPREHENSIVE INCOME (LOSS)	$4,730,006	$(3,303,374)

Net income (loss) per share – Basic and diluted	$0.08	$(0.06)

Weighted average common shares outstanding – Basic and diluted	58,400,000	58,400,000

See accompanying notes to consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$4,547,091	$(3,311,968)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,987,397	1,261,766
Loss on disposal of property, plant and equipment	59,362	-
Allowance for doubtful accounts	110,036	-
Deferred tax expense (benefit)	902,097	(787,595)
Imputed interest on loan payable to related parties	473,000	705,000
Changes in operating assets and liabilities:
Accounts receivable, trade	(1,946,425)	(365,233)
Advances to suppliers	(1,074,397)	(1,102,337)
Inventories	(1,518,898)	(847,400)
Prepayments and other current assets	1,225,080	(1,159,842)
Accounts payable and accrued liabilities	(52,070)	41,048
Bills payable	800,850	-
Advances from customers	1,388,735	488,590
Income tax payable	289,906	-
Net cash provided by (used in) operating activities	7,191,764	(5,077,971)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,141,649)	(144,755)
Proceeds from disposal of property, plant and equipment	771,082	-
Payments on construction in progress	-	(1,901,263)
Net cash used in investing activities	(1,370,567)	(2,046,018)

Cash flows from financing activities:
Changes in restricted cash	(765,420)	(2,240,650)
Capital contribution from its former holding company	1,807,365	-
Proceeds from short-term bank borrowings	2,065,277	3,040,536
Payments on short-term bank borrowings	(3,068,412)	(979,403)
Proceeds from long-term bank borrowings	-	2,338,874
(Repayment to) advances from related parties	(4,209,070)	5,877,645
Repayment to a director	(15,061)	(14,247)
Net cash (used in) provided by financing activities	(4,185,321)	8,022,755

Effect of exchange rate changes in cash and cash equivalents	35,388	594

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,671,264	899,360

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	942,992	43,632

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,614,256	$942,992

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$1,528,194	$1,235,375

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Construction in progress transfer to property, plant and equipment	$36,565	$21,164,018

See accompanying notes to consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Common stock		Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income	(Accumulated deficit) retained earnings	Total stockholders’ equity
	No. of share	Amount

Balance as of January 1, 2009	58,400,000	$5,840	$3,978,507	$-	$100,426	$(61,295)	$4,023,478

Imputed interest	-	-	705,000	-	-	-	705,000
Net loss for the year	-	-	-	-	-	(3,311,968)	(3,311,968)
Foreign currency translation adjustment	-	-	-	-	8,594	-	8,594
Balance as of December 31, 2009	58,400,000	5,840	4,683,507	-	109,020	(3,373,263)	1,425,104

Capital contribution	-	-	1,807,365	-	-	-	1,807,365
Imputed interest	-	-	473,000	-	-	-	473,000
Net income for the year	-	-	-	-	-	4,547,091	4,547,091
Appropriation to statutory reserve	-	-	-	86,972	-	(86,972)	-
Foreign currency translation adjustment	-	-	-	-	182,915	-	182,915
Balance as of December 31, 2010	58,400,000	$5,840	$6,963,872	$86,972	$291,935	$1,086,856	$8,435,475

See accompanying notes to consolidated financial statements

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

1.	ORGANIZATION AND BUSINESS BACKGROUND

China Films Technology Inc. (“the Company”) was incorporated in the State of Nevada on April 8, 2011.

On April 30, 2011, the Company entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby the Company issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. As a result of the share exchange transaction, Expressco became a wholly-owned subsidiary of the Company. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of Expressco and its subsidiaries.

Expressco was incorporated in the British Virgin Islands (the “BVI”) on January 4, 2010 as a limited liability company with registered share capital of $50,000, divided into 50,000 common shares of US$1 par value each, for the purpose of holding 100% equity interest in Huge Life Enterprises Limited (“HLEL”).

HLEL was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) on April 13, 2010 as a limited liability company with authorized share capital of $1,300, divided into 10,000 ordinary shares of $0.13 (equivalent to Hong Kong Dollars (“HK$”) HK$1) par value each, for the purpose of holding 100% equity interest in Yunmeng Debang Industrial Co., Ltd. (“YDIC”). On March 29, 2011, HLEL acquired all of the equity shares of YDIC. Upon the consummation of the acquisition, YDIC became a wholly-owned subsidiary of HLEL. YDIC is registered as a wholly foreign-owned enterprise under the laws of the People’s Republic of China (the “PRC”) and incorporated on April 6, 2008 and is principally engaged in the sale and production of packaging film products with the principal place of business in Yunmeng County Economic & Technological Development Zone of Hubei province, the PRC.

Since the Company, Expressco, HLEL and YDIC are entities under common control of the ultimate owners, Mr. Zhang and Mr. Yongsheng Yang, the ownership transfer transaction was accounted for as a transfer of entities under common control under the guidance of Accounting Standards Codification (“ASC”) Topic 805-50-15-6, “Transactions Between Entities Under Common Control”. Hence, the consolidation of all the companies has been accounted for at historical cost and prepared on the basis as if the ownership transfer transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The details of the Company’s subsidiaries are described below:

	Company name	Place and date of incorporation	Particulars of issued / registered capital	Principal activities	Effective equity interest

1.	Expressco Investment Holdings Limited ("Expressco")	British Virgin Islands (“BVI”) January 4, 2010	50,000 issued shares of US$1 each	Holds 100% equity interest in HLEL	100%

2.	Huge Life Enterprises Limited (“HLEL”)	Hong Kong April 13, 2010	10,000 issued ordinary share of HK$1 each	Holds 100% equity interest in YDIC	100%

3.	Yunmeng Debang Industrial Co., Ltd. (“YDIC”)	The PRC April 6, 2008	RMB40,000,000	Manufacture and sales of packaging film products	100%

The Company and its subsidiaries are hereinafter collectively referred to as (“the Company”).

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

2.	GOING CONCERN UNCERTAINITIES

The accompanying consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2010, the Company experienced a working capital deficit of $9,435,848. The continuation of the Company as a going concern through December 31, 2011 is dependent upon the continuing financial support from its shareholders or external borrowings. Management believes the existing shareholders will provide the additional cash to meet the Company’s obligations as they become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

●	Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

●	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries have been eliminated upon consolidation.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Restricted cash

The Company maintains restricted cash accounts held with several financial institutions in the PRC as collateral for certain banking facilities.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from shipment. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. At the end of each period, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments.

●	Inventories

Inventories consist primarily of raw materials, work in progress and finished goods of polyester films and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include material, direct labor and manufacturing overhead costs. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses. For the years ended December 31, 2010 and 2009, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Advances to suppliers and advances from customers

The Company generally makes advanced payments to suppliers for materials, or receives advanced payments from customers in the normal course of business. Advances to suppliers were $2,242,058 and $1,102,933 as of December 31, 2010 and 2009, respectively. Advances to suppliers are recorded when payment is made by the Company and relieved against inventory when goods are received. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers were $1,929,320 and $488,855 as of December 31, 2010 and 2009, respectively and are recognized in revenue when delivery has occurred.

Both advances to suppliers and advances from customers are interest free and unsecured.

●	Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, the Company’s land purchases in the PRC is considered to be leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreement on a straight-line basis, which is 70 years and will expire in 2078.

●	Properties, plant and equipment

Properties, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Expected useful life	Residual value
Buildings	20 years	2%
Plant and machinery	13 years	2%
Furniture, fittings and office equipment	3-5 years	2%
Motor vehicles	4 years	2%

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

●	Construction in progress

Construction in progress is stated at cost, which includes cost of construction, purchase of plant and equipment and other direct costs attributable to the construction of a new manufacturing facility. Construction in progress is not depreciated until such time as the assets are completed and put into operational use. $433,344 interest was capitalized during the period of construction for 2009 fiscal year. The construction of a new manufacturing was fully completed and put into operational use in 2009.

●	Impairment of long-lived assets

In accordance with ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as construction in progress, properties, plant and equipment and land use rights held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment charge for the years presented.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

(a)	Sales of products

Revenue from the sale of polyester films is recognized when the products are delivered to and received by the customers, collectibility is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”). The Company's products that are locally sold in the PRC are subject to VAT which is levied at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company is required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases. As of December 31, 2010 and 2009, the Company has VAT payable of $389,594 and VAT receivable of $539,489 in the consolidated financial statements.

(b)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of revenue

Cost of revenue includes cost of raw materials, direct labor, packaging cost and production overhead directly attributable to the manufacture of polyester film products. Shipping and handling cost are recorded in cost of revenue and are recognized when the related product is delivered to the customer.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Advertising expenses

Advertising costs are expensed as incurred under ASC Topic 720-35, “Advertising Costs”. There was no advertising cost incurred for the years ended December 31, 2010 and 2009.

●	Government subsidy income

Subsidy income is received at a discretionary amount as determined by the local PRC government. Subsidy income is recognized at their fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying condensed consolidated statements of operations at the period when it was received from the local PRC government.

●	Comprehensive income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying consolidated statements of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income taxes

Income taxes are determined with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended December 31, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2010 and 2009, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authorities.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholders’ equity.

Translation of amounts from the local currency of the Company’s subsidiaries into US$1 has been made at the following exchange rates for the respective year:

	2010	2009
Year-end RMB: US$1 exchange rate	6.6118	6.8372
Annual average RMB: US$1 exchange rate	6.7788	6.8409

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the consolidated statements of operation and comprehensive income as and when the related employee service is provided.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. A summary of related parties are presented as follows:

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Name of related parties	Relationship with the Company

Hubei Shihong Material Science And Technology Co., Ltd. (“Shihong”)	Common director, Mr. Zhian Zhang
Hubei Xin Nanyang Property Development Co., Ltd. (“Xin Nanyang”)	Common director, Mr. Zhian Zhang

Hubei Fushi Material Science And Technology Co., Ltd. (“Fushi”)	Common director, Mr. Zhian Zhang

Hubei Changxing Packaging Co., Ltd. Metallized Branch Office (“Changxing”)	Common director, Mr. Zhian Zhang

Mr. Wu Kunqing	The director of Shihong

Mr. Zhian Zhang	The director of the Company

Mr. Yang Yongsheng	The director of the Company

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended December 31, 2010 and 2009, the Company operates in one reportable business segment in the PRC.

●	Derivative instruments

The Company accounts for its derivatives instruments as either assets or liabilities and record them at fair value under ASC Topic 815, “Derivatives and Hedging”. Changes in the fair value of derivatives that do not qualify or are not effective as hedges are recognized currently in earnings. The Company does not use derivative financial instruments for speculative or trading purposes, nor do the Company hold or issue leveraged derivative financial instruments.

The Company generally uses foreign exchange forward contracts to hedge certain existing and anticipated foreign currency denominated transactions. Foreign exchange forward contracts generally mature within 180 days of inception. Gains and losses arising from the effective portion of foreign exchange forward contracts that are designated as cash flow hedging instruments are recorded in accumulated other comprehensive income or loss and are subsequently reclassified into earnings in the same period or periods during which the underlying transactions affect earnings.

●	Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash, restricted cash, accounts receivable, advances to suppliers, prepayments and other current assets, accounts payable, amounts due to  related parties and a director, income tax payable, advances from customers, accrued liabilities and other payables. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate at fair values.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of its bills payable, short and long-term bank borrowings approximate the carrying amount.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

The Company also follows the guidance of ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;


Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes option-pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and


Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations, as follows:

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-14 to amend ASC 605 “Revenue Recognition.” The amendments in this update change the accounting model for revenue arrangements that include both tangible products and software elements. The amendments in ASU 2009-14 will be effective for the fiscal years beginning January 1, 2011. The Company believes that ASU 2009-13 will not have a material impact on its consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables. The amendments in ASU 2009-13 will be effective for the fiscal years beginning January 1, 2011. The Company believes that ASU 2009-13 will not have a material impact on its consolidated financial statements

In January 2010, the FASB issued further guidance under ASC Topic 820, “Fair Value Measurements and Disclosures” ("ASC 820"). ASC 820 requires disclosures about the transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). ASC 820 is effective for the fiscal years and interim periods beginning after December 15, 2010. The Company will adopt the update on January 1, 2011 and expects that ASC 820 will not have a material impact on its consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

In December 2010, the FASB issued ASU 2010-28, “Intangibles – Goodwill and Other (ASC Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”. The ASU does not prescribe a specific method of calculating the carrying value of a reporting unit in the performance of step 1 of the goodwill impairment test (i.e. equity-value-based method or enterprise-value-based method). However, it requires entities with a zero or negative carrying value to assess, considering qualitative factors such as those used to determine whether a triggering event would require an interim goodwill impairment test (listed in ASC Topic 350-20-35-30, “Intangibles – Goodwill and Other – Subsequent Measurement”), whether it is more likely than not that a goodwill impairment exists and perform step 2 of the goodwill impairment test if so concluded. ASU 2010-28 is effective for the Company beginning January 1, 2011 and early adoption is not permitted. The Company does not expect the adoption of ASU 2010-28 to have a material impact on its consolidated financial position or results of operations.

In April 2011, the FASB issued new accounting guidance for purposes of measuring the impairment of receivables and evaluating whether a troubled debt restructuring has occurred. An entity should disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption related to those receivables that are newly considered impaired under Section 310-10-35 for which impairment was previously measured under ASC Topic 450-20, “Contingencies–Loss Contingencies”. Currently, this guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial position, results of operations, cash flows, or disclosures.

4.	RESTRICTED CASH

Restricted cash consist of the following:

	As of December 31,
	2010	2009

Restricted cash under bills payable	$831,846	$-
Restricted cash under demand notes due to related party	1,270,456	1,974,492
Restricted cash under standby letter of credit	1,000,733	267,370

	$3,103,035	$2,241,862

5.	ACCOUNTS RECEIVABLE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, the Company provided the allowance for doubtful accounts of $110,036 for the year ended December 31, 2010.

	As of December 31,
	2010	2009

Accounts receivable, cost	$2,373,461	$365,431
Less: allowance for doubtful accounts	(112,814)	-
Accounts receivable, net	$2,260,647	$365,431

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

6.	INVENTORIES

Inventories consist of the following:

	As of December 31,
	2010	2009

Raw materials	$1,393,841	$400,506
Work in progress	42,161	97,405
Finished goods	816,489	191,627
Packing materials and others	181,523	158,321

Inventories	$2,434,014	$847,859

For the years ended December 31, 2010 and 2009, the Company recorded no allowance for slow-moving and obsolete inventories.

7.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	As of December 31,
	2010	2009

Prepayments to equipment vendors	$-	$633,366
VAT receivable	-	539,489
Advances to employees	46,472	55,600
Advance to a third party	60,246	89,352
Other receivables	3,932	3,802
	$110,650	$1,321,609

8.	LAND USE RIGHTS

Land use rights consisted of the following:

	As of December 31,
	2010	2009

Land use rights	$503,962	$503,962
Less: accumulated amortization	(19,367)	(12,050)
Less: foreign translation difference	20,499	3,785
Land use rights, net	$505,094	$495,697

Amortization expense for the years ended December 31, 2010 and 2009 was $7,317 and $7,246, respectively and recorded in cost of revenue.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

At December 31, 2010, the estimated annual amortization expense on the land use rights in the next five years and thereafter is as follows:

Year ending December 31:
2011	$7,501
2012	7,501
2013	7,501
2014	7,501
2015	7,501
Thereafter	467,589
Total:	$505,094

9.	PROPERTIES, PLANT AND EQUIPMENT

Properties, plant and equipment consist of the following:

	As of December 31,
	2010	2009

Building	$6,148,384	$6,063,297
Plant and machinery	22,374,476	21,218,597
Furniture, fittings and office equipment	59,047	45,505
Motor vehicles	78,005	78,005
Construction in progress	-	36,252
Foreign translation difference	1,093,449	122,973
	29,753,361	27,564,629
Less: accumulated depreciation	(3,218,665)	(1,331,513)
Less: foreign translation difference	(93,783)	(716)
	$26,440,913	$26,232,400

Depreciation expense for the years ended December 31, 2010 and 2009 was $1,980,080 and $1,254,520, which included $1,940,155 and $1,090,474 in cost of revenue, respectively.

The Company was approved by the local government to construct a new manufacturing facility for the manufacture of polyester film products in Yunmeng City, Hubei Province, the PRC. The construction project was completed and fully operated in 2009.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

10.	SHORT-TERM BANK BORROWINGS

Short-term bank borrowings consist of the following:

		As of December 31,
		2010	2009
Payable to financial institutions in the PRC:

Secured, equivalent to RMB14,000,000, due July 20, 2010, effective interest rate of 5.841% per annum, payable monthly	(a)	$-	$2,047,622

Unsecured, equivalent to RMB6,000,000, due January 18, 2010, effective interest rate of 4.86% per annum, payable monthly		-	994,559

Secured, equivalent to RMB14,000,000, due September 18, 2011, effective interest rate of 5.898% per annum, payable monthly	(a)	2,117,426	-
Total short-term bank borrowings		$2,117,426	$3,042,181

(a)
These borrowings were collateralized by certain land use rights owned by a related company, Xin Nanyang and guaranteed by Mr. Wu Kunqing, the director of Shihong and Mr. Zhian Zhang, the director of the Company.

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	As of December 31,
	2010	2009

Trade payable	$189,919	$211,672
Accrued operating expenses	412,211	205,153
Accrued salaries and welfare expenses	522,298	52,405
Payable to construction contractors	377,732	1,586,980
VAT payable	389,594	-
Other payables	181,494	315
	$2,073,248	$2,056,525

12.	BILLS PAYABLE

For the year ended December 31, 2010, the Company obtained an import facility with the Bank of China to purchase raw materials from its overseas vendor, which carries an interest at Bank of China Benchmark Lending Rate plus 300 basic point, payable upon maturity and repayable on May 30, 2011. The facility is collateralized by $831,846 restricted cash and hedged by a forward foreign exchange contract with a notional value of $834,055. As of December 31, 2010, bills payable amounted to $821,071.

The Bank of China Benchmark Lending Rate is 5.10% per annum for the year ended December 31, 2010.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

13.	AMOUNT DUE TO A DIRECTOR

As of December 31, 2010 and 2009, the amount represented temporary advances made by Mr. Yang Yongsheng, the director of the Company, which was unsecured, interest-free and repayable on demand.

14.	LONG-TERM BANK BORROWINGS

Long-term bank borrowings consist of the following:
		As of December 31,
		2010	2009

Payable to financial institutions in the PRC, secured:

Equivalent to RMB64,000,000 (2009: RMB74,000,000), due May 28, 2011, effective interest rate at 5.76% (2009: 6.585%) per annum, payable monthly	(a)	$9,679,664	$10,823,144

Equivalent to RMB20,000,000, due January 6, 2012, effective interest rate at 7.83% per annum, payable monthly	(b)	-	2,925,174

Equivalent to RMB30,000,000, due April 1, 2012, effective interest rate at 5.40% per annum, payable monthly	(c)	4,537,342	-
		14,217,006	13,748,318
Less: current portion		(9,679,664)	(2,047,622)
Long-term bank borrowings, non-current portion		$4,537,342	$11,700,696

(a)
The borrowing was collateralized by the land use rights of the Company with its carrying value of $505,094 (2009: $495,697) and certain property, plant and equipment with the aggregate carrying value of $22,129,266 (2009: $22,942,777).

(b)	The borrowing was collateralized by certain land use rights owned by a related company, Xin Nanyang, In October 2010, the Company made the early repayment in full.
(c)	The borrowing was collateralized by certain land use rights and properties owned by a related company, Shihong,

Future maturities of long-term bank borrowings as of December 31, 2010 are as follows:

Year ending December 31:
2011	$9,679,664
2012	4,537,342

Total:	$14,217,006

15.	STOCKHOLDERS’ EQUITY

On November 15, 2010, the Company received the additional capital contribution of $1,807,365 by its former holding company.

On April 30, 2011, the Company entered into a stock exchange transaction and issued a total of 58,400,000 shares of common stock, for the purpose of re-domiciling BVI as a Nevada corporation in the United States.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Pursuant to stock exchange transaction on April 30, 2011, the weighted average number of common shares issued and outstanding of 58,400,000 shares was adjusted to account for the effects of the stock exchange transaction as re-domiciling Expressco as a Nevada corporation as fully described in Note 1, for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

At the date of this report, the Company had a total of 58,400,000 shares of its common stock issued and outstanding.

16.	INCOME TAXES

For the years ended December 31, 2010 and 2009, the local (United States) and foreign components of income (loss) before income taxes were comprised of the following:

	Years ended December 31,
	2010	2009
Tax jurisdiction from:
– Local	$-	$-
– Foreign	5,739,093	(4,099,563)
Income (loss) before income taxes	$5,739,093	$(4,099,563)

The provision for income taxes consisted of the following:

	Years ended December 31,
	2010	2009
Current:
– Local	$-	$-
– Foreign	289,905	-

Deferred:
– Local	-	-
– Foreign	902,097	(787,595)
Income tax expense (benefit)	$1,192,002	$(787,595)

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: United States, BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America.

British Virgin Island

Under the current BVI law, Expressco is not subject to tax on its income.

Hong Kong

HLEL is subject to Hong Kong Profits Tax at the income tax rate of 16.5% on its assessable income for the years ended December 31, 2010 and 2009, respectively.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

The PRC

The Company generated substantially its income from its operating subsidiary in the PRC and is subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a unified income tax rate of 25%. A reconciliation of income tax rate to the effective income tax rate for the years ended December 31, 2010 and 2009 is as follows:

	Years ended December 31,
	2010	2009

Income (loss) before income taxes	$5,739,093	$(4,099,563)
Statutory income tax rate	25%	25%
Income tax expense at statutory rate	1,434,773	(1,024,891)

Effect of non-taxable items	(361,424)	(399)
Effect of non-deductible items	118,653	237,695

Income tax expense (benefit)	$1,192,002	$(787,595)

The following table sets forth the significant components of the aggregate net deferred tax assets and liabilities of the Company as of December 31, 2010 and 2009:

	As of December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$-	$808,608

Deferred tax liabilities:
Provisions and accrued liabilities	$88,700	$-

As of December 31, 2010, the Company generated its operating profit to offset against the cumulative net operating loss carryforwards available in the prior years. The deferred tax assets were fully realized accordingly.

17.	RELATED PARTY TRANSACTIONS

(i)         Balances with related parties
		As of December 31,
		2010	2009
Current:
Demand notes payable, secured, interest-bearing and repayable on April 20, 2011	(a)	$4,234,853	$1,974,492

Temporary advances, unsecured, interest-free and repayable on demand	(b)	948,366	9,518,606
Subtotal, current portion		5,183,219	11,493,098
Non-current:
Notes payable, unsecured	(c)	4,537,342	2,080,095
Total:		$9,720,561	$13,573,193

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

(a)
For the year ended December 31, 2010, the Company obtained a banking facility with a local bank, Hankou Bank of $4.2 million, which is collateralized by $1.3 million restricted cash with the bank and certain land use rights owned by a related company, Shihong. The note is drawn against the bank in a form of 6-month bill payable to Shihong, repayable on April 20, 2011. The note bears the administrative fee equal to 110% of Bank of China Benchmark Lending Rate. As of December 31, 2010, the note payable totaled $4,234,853 and was subsequently repaid in full upon the maturity.

For the year ended December 31, 2009, the Company obtained a banking facility with Bank of China and China Citic Bank of $0.8 million and $1.2 million, respectively, which is collateralized by $2.0 million restricted cash with the banks. The notes are drawn against the banks in a form of 6-month bill payable to Shihong, repayable on March 8, 2011 and March 14, 2011, respectively. The notes bear the administrative fee equal to 110% of Bank of China Benchmark Lending Rate. As of December 31, 2009, the notes payable totaled $1,974,492 and were subsequently repaid in full.

The Bank of China Benchmark Lending Rate is 5.10% and 4.86% per annum for the years ended December 31, 2010 and 2009, respectively.

(b)
These temporary advances are made to the Company by a related companies, Shihong, Xin Nanyang and Changxing for its working capital purpose, which are unsecured, interest-free and repayable on demand. Imputed interest is calculated at an average market rate of 5% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $436,000 and $705,000 for the years ended December 31, 2010 and 2009, respectively.

(c)
For the year ended December 31, 2009, the Company received an unsecured note payable due to a related company, Shihong, which is unsecured, interest-free and matures on November 30, 2015. Imputed interest is calculated at an average market rate of 5% per annum on the amount due and $37,000 imputed interest recorded as additional paid-in capital for the year ended December 31, 2010.

For the year ended December 31, 2010, the Company received an unsecured note payable due to a related company, Xin Nanyang. The note is unsecured, carries at the Bank of China Benchmark Lending Rate, payable monthly and repayable on November 1, 2012. In September 2010, the Company repaid the principal outstanding in full.

(ii)       Significant transactions with related parties during the years were summarized as follows:

		Years ended December 31,
Nature of transactions	Related parties	2010	2009

Sales of raw materials	Shihong	$3,924,051	$294,357
Sales of polyester film products	Shihong and Fushi	789,970	35,958
		4,714,021	330,315

Sub-contracting fee	Changxing	320,451	-
Transportation fee	Shihong	1,001,371	350,480
		1,321,822	350,480

Interest expense	Xin Nanyang	118,869	26,633
Guarantee fee charge	Xin Nanyang	73,834	-
Sales of plant and equipment	Shihong	771,082	-
Cost of construction	Xin Nanyang	$-	$42,003

The related parties are under common control of Mr. Zhian Zhang, the director of the Company. All of these related party transactions are generally transacted in an arm-length basis at the current market value in the normal course of business.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

(iii)         Significant non-cash transactions with related parties during the years were summarized as follows:

Security or guarantee given to the Company	Related parties	Aggregate borrowing as of December 31,
		2010	2009

Security over the assets owned by	Shihong	$7,562,237	$-

Security over the assets owned by	Xin Nanyang	2,117,426	4,972,796

Personal guarantee	Mr. Wu Kunqing and Mr. Zhian Zhang	$2,117,426	$2,047,622

18.	CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company’s subsidiary in the PRC are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. YDIC is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $97,404 and $42,145 for the years ended December 31, 2010 and 2009, respectively.

19.	STATUTORY RESERVE

Under the PRC Law, the Company’s subsidiary in the PRC is required to make appropriation to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the years ended December 31, 2010 and 2009, the Company made an appropriation of $86,972 and $0 to statutory reserve, respectively.

20.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)         Major customers

For the year ended December 31, 2010, there was no single customer who accounted for 10% or more of the Company’s revenues.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the year ended December 31, 2009, the customer who accounted for 10% or more of the Company’s revenues and its outstanding balance as at year-end date, are presented as follows:

		Year ended December 31, 2009		December 31, 2009
		Revenues	Percentage of revenues	Accounts receivable

Customer A		$2,312,485	27%	$-
Customer B		1,114,373	13%	-

	Total:	$3,426,858	40%	$-

(b)         Major vendors

For the year ended December 31, 2010, there was a single vendor, who accounted for 69% of the Company’s purchase amounting to $18,841,080, with $0 of accounts payable.

For the year ended December 31, 2009, there was a single vendor, who accounted for 86% of the Company’s purchase amounting to $7,633,147, with $0 of accounts payable.

(c)         Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from notes and bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates.

(e)         Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company mitigates a portion of the fluctuations in certain foreign currencies through the purchase of foreign currency forward contracts. The contracts are primarily denominated in RMB, typically have maturities of less than six months and require an exchange of foreign currencies for US$ at maturity of the contracts at rates agreed to at inception of the contracts.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

(f)         Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

21.	COMMITMENTS AND CONTINGENCIES

(a)         Capital commitment

As of December 31, 2010, the Company is committed to the future contingent payments of approximately $1.16 million on the purchase of new plant and equipment in the next twelve months.

(b)         Standby letter of credit

In March 2010, the Company obtained a standby letter of credit with the Bank of China for the maximum limit of $3.78 million (equivalent to RMB25 million), in a term of 1 year, due on March 10, 2011, for the purchase of raw materials in the normal course of business from its overseas vendors. The standby letter of credit is collateralized by $1 million restricted cash with the bank and certain land use rights and properties owned by its related party, Shihong. As of December 31, 2010, the Company issued $2.3 million (equivalent to RMB15.3 million) standby letter of credit.

(c)         Forward foreign exchange contract

As of December 31, 2010, the Company has one forward foreign exchange contract outstanding which is matured in May 2011, with a notional value of $834,055. Change in the fair value of the contract is considered insignificant for the year ended December 31, 2010.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

22.	SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2010 up through the date the Company issued the audited consolidated financial statements. During the period, the Company has the following material recognizable subsequent events.

(a)         On March 29, 2011, the Company through HLEL acquired all of the equity shares of YDIC. Upon the consummation of the acquisition, YDIC became a wholly-owned subsidiary of HLEL.

(b)         On April 30, 2011, the Company entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), hereby the Company issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States.

CHINA FILMS TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,072,069	$2,614,256
Restricted cash	8,221,770	3,103,035
Accounts receivable, net	3,534,170	2,260,647
Advances to suppliers	3,903,286	2,242,058
Inventories	1,856,335	2,434,014
Prepayments and other current assets	254,310	110,650
Total current assets	21,841,940	12,764,660

Non-current assets:
Land use rights, net	506,413	505,094
Property, plant and equipment, net	26,102,431	26,440,913
TOTAL ASSETS	$48,450,784	$39,710,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	$10,045,509	$2,117,426
Accounts payable and accrued liabilities	2,224,206	2,073,248
Bills payable	826,283	821,071
Advances from customers	1,605,752	1,929,320
Current portion of long-term bank borrowings	5,935,983	9,679,664
Amounts due to related parties	8,883,758	5,183,219
Amount due to a director	6,690	10,634
Income tax payable	640,449	297,226
Deferred tax liabilities	89,263	88,700
Total current liabilities	30,257,893	22,200,508

Long-term liabilities:
Notes payable, related parties	3,256,763	4,537,342
Long-term bank borrowings	4,566,141	4,537,342

Total liabilities	38,080,797	31,275,192

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized; 58,400,000 shares issued and outstanding, respectively	5,840	5,840
Additional paid-in capital	7,035,872	6,963,872
Statutory reserve	86,972	86,972
Accumulated other comprehensive income	350,981	291,935
Retained earnings	2,890,322	1,086,856
Total stockholders’ equity	10,369,987	8,435,475
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,450,784	$39,710,667

See accompanying notes to condensed consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for the number of shares)
(Unaudited)

	Three months ended March 31,
	2011	2010
Revenue, net
- Related parties	$3,106,623	$809,780
- Non related parties	12,659,691	5,813,923

Total revenue, net	15,766,314	6,623,703

Cost of revenue (inclusive of depreciation)
- Related parties	370,376	254,200
- Non related parties	12,007,642	6,311,368
Gross profit	3,388,296	58,135

Operating expenses:
Sales and marketing	88,946	36,230
General and administrative	527,573	194,633
Total operating expenses	616,519	230,863
Income (loss) from operations	2,771,777	(172,728)

Other income (expense):
Interest income	792	22,074
Imputed interest on loan payable to related parties	(72,000)	(125,000)
Interest expense	(259,319)	(280,492)

Income (loss) before income taxes	2,441,250	(556,146)

Income tax (expense) benefit	(637,784)	98,055

NET INCOME (LOSS)	$1,803,466	(458,091)

Other comprehensive income:
- Foreign currency translation gain	59,046	235
COMPREHENSIVE INCOME (LOSS)	$1,862,512	(457,856)

Net income (loss) per share – Basic and diluted	$0.03	(0.01)

Weighted average commons stock outstanding – Basic and diluted	58,400,000	58,400,000

See accompanying notes to condensed consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,803,466	$(458,091)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	529,466	486,336
Deferred tax benefit	-	(98,055)
Imputed interest on loan payable to related parties	72,000	125,000
Changes in operating assets and liabilities:
Accounts receivable, trade	(1,255,487)	(807,300)
Advances to suppliers	(1,642,173)	(579,927)
Inventories	591,390	(141,851)
Prepayments and other current assets	(142,539)	753,417
Accounts payable and accrued liabilities	137,395	(830,896)
Advances from customers	(334,830)	35,072
Income tax payable	340,337	-
Net cash provided by (used in) operating activities	99,025	(1,516,295)

Cash flows from investing activities:
Purchase of property, plant and equipment	(22,766)	(7,528)
Net cash used in investing activities	(22,766)	(7,528)

Cash flows from financing activities:
Changes in restricted cash	(5,084,105)	937,172
Proceeds from short-term bank borrowings	7,891,462	-
Payment on long-term bank borrowings	(3,793,972)	(292,569)
Advances from related parties	2,351,357	301,681
Repayment to a director	(4,000)	(3,659)
Net cash provided by financing activities	1,360,742	942,625

Effect of exchange rate changes in cash and cash equivalents	20,812	162

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,457,813	(581,036)

BEGINNING OF PERIOD	2,614,256	942,992

END OF PERIOD	$4,072,069	$361,956

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$297,447	$-
Cash paid for interest	$259,319	$280,492

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Construction in progress transfer to property, plant and equipment	$-	$36,258

See accompanying notes to condensed consolidated financial statements.

CHINA FILMS TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2011
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Common stock		Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity
	No. of share	Amount

Balance as of January 1, 2011	58,400,000	$5,840	$6,963,872	$86,972	$291,935	$1,086,856	$8,435,475

Imputed interest	-	-	72,000	-	-	-	72,000
Net income for the period	-	-	-	-	-	1,803,466	1,803,466
Foreign currency translation adjustment	-	-	-	-	59,046	-	59,046
Balance as of March 31, 2011	58,400,000	$5,840	$7,035,872	$86,972	$350,981	$2,890,322	$10,369,987

See accompanying notes to condensed consolidated financial statements

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of December 31, 2010 which has been derived from audited financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended March 31, 2011 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2011 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements of China Films Technology Inc. for the years ended December 31, 2010 and 2009.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

China Films Technology Inc. (“the Company”) was incorporated in the State of Nevada on April 8, 2011.

The Company, through its subsidiaries, is principally engaged in the sale and production of packaging film products with the principal place of business in Yunmeng County Economic & Technological Development Zone of Hubei Province, the PRC.

The Company and its subsidiaries are hereinafter collectively referred to as (“the Company”).

NOTE 3 – GOING CONCERN UNCERTAINITIES

The accompanying condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of March 31, 2011, the Company experienced a working capital deficit of $8,415,953. The continuation of the Company as a going concern through March 31, 2012 is dependent upon the continuing financial support from its shareholders or external borrowings. Management believes the existing shareholders will provide the additional cash to meet the Company’s obligations as they become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

●	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

●	Basis of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries have been eliminated upon consolidation.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Restricted cash

The Company maintains cash accounts held with several financial institutions in the PRC as collateral for certain banking facilities.

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from shipment. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. At the end of each period, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments.

As of March 31, 2011 and December 31, 2010, the allowance of doubtful accounts was $113,530 and $112,814, respectively.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Inventories

Inventories consist primarily of raw materials, work in progress and finished goods of polyester films and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include material, direct labor and manufacturing overhead costs. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses. For the three months ended March 31, 2011 and 2010, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Advances to suppliers and advances from customers

The Company generally makes advanced payments to suppliers for materials, or receives advanced payments from customers in the normal course of business. Advances to suppliers are recorded when payment is made by the Company and relieved against inventory when goods are received. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers are recognized in revenue when delivery has occurred. Both advances to suppliers and advances from customers are interest free and unsecured.

●	Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, the Company’s land purchases in the PRC is considered to be leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreement on a straight-line basis, which is 70 years and will expire in 2078.

Amortization expense for the three months ended March 31, 2011 and 2010 was $1,882 and $1,814, respectively.

At March 31, 2011, the estimated annual amortization expense on the land use right in the next five years and thereafter is as follows:

Year ending March 31:
2012	$7,549
2013	7,549
2014	7,549
2015	7,549
2016	7,549
Thereafter	468,668

Total:	$506,413

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Properties, plant and equipment

Properties, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Expected useful life	Residual value
Buildings	20 years	2%
Plant and machinery	13 years	2%
Furniture, fittings and office equipment	3-5 years	2%
Motor vehicles	4 years	2%

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Depreciation expense for the three months ended March 31, 2011 and 2010 was $527,584 and $484,522, respectively.

●	Impairment of long-lived assets

In accordance with ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as construction in progress, properties, plant and equipment and land use rights held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment charge for the periods presented.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

(a)         Sales of products

Revenue from the sale of polyester films is recognized when the products are delivered to and received by the customers, collectibility is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”). The Company's products that are locally sold in the PRC are subject to VAT which is levied at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

(b)         Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Comprehensive income or loss

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying condensed consolidated statements of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income or loss is not included in the computation of income tax expense or benefit.

●	Income taxes

Income taxes are determined with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the three months ended March 31, 2011 and 2010, the Company did not have any interest and penalties associated with tax positions. As of March 31, 2011, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local and foreign tax authorities.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the condensed consolidated statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying condensed consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholders’ equity.

Translation of amounts from the local currency of the Company’s subsidiaries into US$1 has been made at the following exchange rates for the respective period:

	March 31, 2011	March 31, 2010
Period-end RMB: US$1 exchange rate	6.5701	6.8361
Average period RMB: US$1 exchange rate	6.5894	6.8360

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. A summary of related parties are presented as follows:

Name of related parties	Relationship with the Company

Hubei Shihong Material Science And Technology Co., Ltd. (“Shihong”)	Common director, Mr. Zhian Zhang
Hubei Xin Nanyang Property Development Co., Ltd. (“Xin Nanyang”)	Common director, Mr. Zhian Zhang

Hubei Fushi Material Science And Technology Co., Ltd. (“Fushi”)	Common director, Mr. Zhian Zhang

Hubei Changxing Packaging Co., Ltd. Metallized Branch Office (“Changxing”)	Common director, Mr. Zhian Zhang

Mr. Wu Kunqing	The director of Shihong

Mr. Zhian Zhang	The director of the Company

Mr. Yang Yongsheng	The director of the Company

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the three months ended March 31, 2011 and 2010, the Company operates in one reportable business segment in the PRC.

●	Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash, restricted cash, accounts receivable, advances to suppliers, prepayments and other current assets, accounts payable, amounts due to related parties and a director, income tax payable, advances from customers, accrued liabilities and other payables. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate at fair values.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of its bills payable, short and long-term bank borrowings approximate the carrying amount.

The Company also follows the guidance of ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;


Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes option-pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and


Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

5.	RESTRICTED CASH

Restricted cash consist of the following:

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)

Restricted cash under bills payable	$837,126	$831,846
Restricted cash under demand notes due to related party	5,540,251	1,270,456
Restricted cash under standby letter of credit	1,844,393	1,000,733

	$8,221,770	$3,103,035

6.	SHORT-TERM BANK BORROWINGS, SECURED

Short-term bank borrowings consist of the following:

		March 31, 2011	December 31, 2010
		(Unaudited)	(Audited)
Payable to financial institutions in the PRC:

China Citic Bank
Equivalent to RMB14,000,000 (2010: RMB14,000,000), due September 18, 2011, effective interest rate of 6.5499% (2010: 5.898%) per annum, payable monthly	(a)	$2,130,866	$2,117,426

Postal Savings Bank of China
Equivalent to RMB5,000,000, due January 24, 2012, effective interest rate of 7.553% per annum, payable monthly	(b)	761,023	-

Industrial and Commercial Bank of China
Equivalent to RMB25,000,000, due June 26, 2011 and June 28, 2011, effective interest rate of 5.35% per annum, payable monthly	(c)	3,805,117	-

China Merchants Bank
Equivalent to RMB22,000,000, due March 30, 2012, effective interest rate of 6.666% per annum, payable monthly	(d)	3,348,503	-
Total short-term bank borrowings		$10,045,509	$2,117,426

(a)
These borrowings were collateralized by certain land use rights owned by a related company, Xin Nanyang and guaranteed by Mr. Wu Kunqing, the director of Shihong and Mr. Zhian Zhang, the director of the Company.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

(b)	These borrowings were collateralized by certain land use rights owned by a related company, Shihong,

(c)	These borrowings are secured by a lien on the Company’s trade accounts receivable in the PRC.

(d)	These borrowings are collateralized by certain land use rights and properties owned by a related company, Shihong.

7.	AMOUNT DUE TO A DIRECTOR

As of March 31, 2011 and December 31, 2010, the amount represented temporary advances made by Mr. Yang Yongsheng, the director of the Company, which was unsecured, interest-free and repayable on demand.

8.	STOCKHOLDERS’ EQUITY

On April 30, 2011, the Company entered into a stock exchange transaction and issued a total of 58,400,000 shares of common stock, for the purpose of re-domiciling BVI as a Nevada corporation in the United States.

Pursuant to stock exchange transaction on April 30, 2011, the weighted average number of common shares issued and outstanding of 58,400,000 shares was adjusted to account for the effects of the stock exchange transaction as re-domiciling Expressco as a Nevada corporation, for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

At the date of this report, the Company had a total of 58,400,000 shares of its common stock issued and outstanding.

9.	INCOME TAXES

For the three months ended March 31, 2011 and 2010, the local (United States) and foreign components of income (loss) before income taxes were comprised of the following:

	Three months ended March 31,
	2011	2010
Tax jurisdiction from:
– Local	$-	$-
– Foreign	2,441,250	(556,146)
Income (loss) before income taxes	$2,441,250	(556,146)

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

The provision for income taxes consisted of the following:

	Three months ended March 31,
	2011	2010
Current:
– Local	$-	$-
– Foreign	637,784	-

Deferred:
– Local	-	-
– Foreign	-	(98,055)
Income tax expense (benefit)	$637,784	$(98,055)

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: United States, BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America.

British Virgin Island

Under the current BVI law, Expressco is not subject to tax on its income.

Hong Kong

HLEL is subject to Hong Kong Profits Tax at the income tax rate of 16.5% on its assessable income for the periods presented.

The PRC

The Company generated substantially its income from its operating subsidiary in the PRC and is subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a unified income tax rate of 25%. A reconciliation of income tax rate to the effective income tax rate for the three months ended March 31, 2011 and 2010 is as follows:

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Three months ended March 31,
	2011	2010

Income (loss) before income taxes	$2,441,250	$(556,146)
Statutory income tax rate	25%	25%
Income tax expense at statutory rate	610,313	(139,036)

Effect of non-deductible items	27,471	40,981

Income tax expense (benefit)	$637,784	$(98,055)

As of March 31, 2011 and December 31, 2010, the deferred tax liabilities related to temporary difference from the provisions and accrued liabilities amounting to $89,263 and $88,700, respectively.

10.	RELATED PARTY TRANSACTIONS

(i)         Balances with related parties

		March 31, 2011	December 31, 2010
		(Unaudited)	(Audited)

Demand notes payable, secured, interest-bearing and repayable on April 20, 2011 and September 16, 2011	(a)	$8,523,462	$4,234,853

Temporary advances, unsecured, interest-free and repayable on demand	(b)	360,296	948,366

Notes payable, unsecured	(c)	3,256,763	4,537,342
Total:		$12,040,521	$9,720,561

(a)
The Company obtained banking facilities with a local bank, Hankou Bank for the aggregate amount of $8.5 million, which is collateralized by $5.5 million restricted cash with the bank and certain land use rights owned by a related company, Shihong. The notes are drawn against the bank in a form of 6-month bill payable to Shihong, repayable on April 20, 2011 and September 16, 2011. The notes bear the handling fee equal to 110% of Bank of China Benchmark Lending Rate. The Bank of China Benchmark Lending Rate is 5.60% per annum for the three months ended March 31, 2011. Subsequently, the Company repaid $4,234,853 to Shihong in April.

(b)
These temporary advances are made to the Company by a related companies, Shihong, Xin Nanyang and Changxing for its working capital purpose, which are unsecured, interest-free and repayable on demand. Imputed interest is calculated at an average market rate of 5.75% (2010: 5.1%) per annum on the amount due. Total imputed interest recorded as additional paid-in capital totaling $10,000 and $125,000 for the three months ended March 31, 2011 and 2010, respectively.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

(c)
The Company received an unsecured note payable due to a related company, Shihong, which is unsecured, interest-free and matures on November 30, 2015. Imputed interest is calculated at an average market rate of 5% per annum on the amount due and $62,000 imputed interest recorded as additional paid-in capital for the three months ended March 31, 2011.

(ii)         Significant transactions with related parties during the periods were summarized as follows:

		Three months ended March 31,
Nature of transactions	Related parties	2011	2010

Sales of raw materials	Shihong	$3,037,519	$809,780
Sales of polyester film products	Shilong and Fushi	69,104	-
		3,106,623	809,780

Sub-contracting fee	Changxing	113,889	48,707
Transportation fee	Shihong	256,487	205,493
		370,376	254,200

Interest expense	Xin Nanyang	$-	$40,655

The related parties are under common control of Mr. Zhian Zhang, the director of the Company. All of these related party transactions are generally transacted in an arm-length basis at the current market value in the normal course of business.

(iii)         Significant non-cash transactions with related parties during the periods were summarized as follows:

Security or guarantee given to the Company	Related parties	Aggregate borrowing as of March 31, 2011

Security over the assets owned by	Shihong	$11,719,760

Security over the assets owned by	Xin Nanyang	2,130,866

Personal guarantee	Mr. Wu Kunqing and Mr. Zhian Zhang	$2,130,866

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

11.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)         Major customers

For the three months ended March 31, 2011 and 2010, the customer who accounted for 10% or more of the Company’s revenues and its outstanding balance as at period-end dates, are presented as follows:

		Three months ended March 31, 2011			March 31, 2011
Customers		Revenues	Percentage of revenues		Accounts receivable

Customer A		$3,049,526	19%		$-
Customer B		2,121,133	13%		-

	Total:	$5,170,659	32%	Total:	$-

		Three months ended March 31, 2010			March 31, 2010
Customers		Revenues	Percentage of revenues		Accounts receivable

Customer A		$809,780	12%		$-
Customer C		814,104	12%		62,044

	Total:	$1,623,884	24%	Total:	$62,044

(b)         Major vendors

For the three months ended March 31, 2011, the vendor who accounts for 10% or more of the Company’s purchases and its outstanding balances as at period-end date, are presented as follows:

		Three months ended March 31, 2011			March 31, 2011
Vendor		Purchases	Percentage of purchases		Accounts payable

Vendor A		$6,184,075	61%		$-
Vendor B		2,526,361	25%		-

	Total:	$8,710,436	86%	Total:	$-

For the three months ended March 31, 2010, there was a single vendor who accounted for 79% of the Company’s purchase amounting to $4,951,770, with $0 of accounts payable.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

(c)         Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(e)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from notes and bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates.

(e)         Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company mitigates a portion of the fluctuations in certain foreign currencies through the purchase of foreign currency forward contracts. The contracts are primarily denominated in RMB, typically have maturities of less than six months and require an exchange of foreign currencies for US$ at maturity of the contracts at rates agreed to at inception of the contracts.

(f)         Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

CHINA FILMS TECHNOLOGY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

12.	COMMITMENTS AND CONTINGENCIES

(a)         Capital commitment

As of March 31, 2011, the Company is committed to the future contingent payments of approximately $0.9 million on the purchase of new plant and equipment in the next twelve months.

(b)         Forward foreign exchange contract

As of March 31, 2011, the Company has one forward foreign exchange contract outstanding which is matured in May 2011, with a notional value of $834,055. Change in the fair value of the contract is considered insignificant for the three months ended March 31, 2011.

CHINA FILMS TECHNOLOGY INC. DRAFT_S-1_v12

CHINA FILMS TECHNOLOGY INC.

300,000 Shares of Common Stock at $1.00 per Share via Direct Public Offering

Dealer Prospectus Delivery Obligation

Until a date which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is May __, 2011

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The approximate costs of the issuance and distribution of the securities to be registered are as follows:

Expenditure Item	Amount
Costs of drafting Prospectus, including legal opinion and audit	$35,000
SEC Registration and Blue Sky Registration	$5,000
Printing Costs and Miscellaneous Expenses	2,750
Total	$42,750

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with us or our stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law, or (d) is required to be made pursuant to our Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to our officers except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities since inception, without registering such securities under the Securities Act of 1933, as amended.

Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising.  No underwriters were used, and no commissions were paid. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.  Each purchaser represented to us that he or she was purchasing the securities for his or her own account and not for the account of any other persons.  Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.

(1) Shares issued under the Regulation D exemption were exempt from registration pursuant to Rule 506 of Regulation D, promulgated by the SEC under the Securities Act of 1933.  Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising.  The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.  Each purchaser represented to us that he was purchasing the securities for his own account and not for the account of any other persons.  Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. No commissions or finder’s fees were paid by the Company in connection with the issuance of these shares.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was based.

Names of Beneficial Owner	No. of Shares Purchased Before the Offering
Zexiang Wang	749,856
Ling Yang	749,856
Xu Tang	499,904
Yougao Iiang	600,352
Yu Jiang	600,352
Kon Ki Lo	1,259,104
Ming Cheung	719,488
Kam Fai Chan	1,168,000
Kan Cheung	297,840
Chun Hin, Jason Kong	149,504
Magellan Global Fund	2,279,936
Rongsu Huang	1,199,536
Giona Investments Limited	2,484,336
Gatsberg Limited	2,484,336
Lindenberg Investments Limited	2,484,336
Pierre Investments Limited	2,484,336
Richzone Asia Limited	2,484,336
Zhian Zhang	12,600,384
Yongzhong Yang	2,700,416
Keng Swee Goh	100,448
Aihong Peng	2,700,416
Zhaojun Yang	1,799,888
Xintao Fang	1,799,888
Fenglin Chu	1,799,888
Yongsheng Yang	1,799,888
Zhaohui Fan	2,400,240
Jie Zhang	2,400,240
Yanhong Huang	900,528
Dong Zhang	600,352
Dehai Luan	600,352
Airong Xu	600,352
Jinzhong Wang	600,352
Honggang Dai	600,352
Chia Ping Chin	499,904
Fang Wang	600,352
Jia Zeng	600,352

Total Shares Issued and Outstanding Before the Offering	58,400,000

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included with this registration statement:

Exhibit No.	Description
2.1	Share Exchange Agreement	Filed herewith
3.1	Articles of Incorporation	Filed herewith
3.2	Bylaws	Filed herewith
4.1	Specimen of Common Stock Certificate	Filed herewith
5.1	Legal Opinion & Consent of Gersten Savage LLP	Filed herewith
10.1	Form of Subscription Agreement	Filed herewith
21.1	List of Subsidiaries of Registrant	Filed herewith
23.1	Consent of HKCMCPA Company Limited, Certified Public Accountants	Filed herewith
23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)	Filed herewith

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(a) If the Company is relying on Rule 430B:
(i)
Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)
If the Company is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
a.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Hubei Province, People’s Republic of China on May 25, 2011.

CHINA FILMS TECHNOLOGY INC.

By:	/s/ Yongsheng Yang
Name:	Yongsheng Yang
Title:	Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date:	May 25, 2011	By:	/s/ Yongsheng Yang
		Name:	Yongsheng Yang
		Title:	Chief Executive Officer and Director

Date:	May 25, 2011	By:	/s/ Zhian Zhang
		Name:	Zhian Zhang
		Title:	Chairman of the Board

Date:	May 25, 2011	By:	/s/Keng Swee Goh
		Name:	Keng Swee Goh
		Title:	Principal Accounting Officer, Chief Financial Officer and Director